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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☑ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

WCA Waste Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

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4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2) Form, Schedule or Registration Statement No.:

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4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

WCA Waste Corporation
One Riverway, Suite 1400
Houston, Texas 77056

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of WCA Waste Corporation:

The Board of Directors has determined that a Special Meeting of Stockholders (“Special Meeting”) of WCA Waste Corporation (the “Corporation”) will be held on Friday, July 14, 2006 at One Riverway, Suite 2080, Houston, Texas 77056, at 9:00 a.m. local time for the following purposes:

1. To approve the issuance of 750,000 shares of the Corporation’s preferred stock pursuant to the Preferred Stock Purchase Agreement by and between the Corporation and Ares Corporate Opportunities Fund II, L.P. dated June 12, 2006; and

2. To transact other business that may properly come before the Special Meeting, or any adjournments or postponements thereof.

These items are fully described in the proxy statement, which is part of this notice.

The Board of Directors of the Corporation has fixed the close of business on June 26, 2006 as the record date for the determination of the stockholders entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. A complete list of stockholders will be open to examination by any stockholder for any purpose germane to the Special Meeting between the hours of 9:00 a.m. and 5:00 p.m., local time, at the offices of the Corporation at One Riverway, Suite 1400, Houston, Texas 77056 for ten days prior to the Special Meeting. The list will also be available at the Special Meeting and may be inspected by any stockholder who is present.

Regardless of the number of shares of WCA Waste Corporation common stock you hold, as a stockholder your vote is important and the Board of Directors of the Corporation strongly encourages you to exercise your right to vote. To ensure your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Special Meeting.

By Order of the Board of Directors

/s/  J. Edward Menger
J. Edward Menger
Vice President−General Counsel and Assistant Secretary

June 29, 2006

IMPORTANT

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE TO ENSURE ITS ARRIVAL IN TIME FOR THE SPECIAL MEETING. PLEASE USE THE ENCLOSED POSTAGE-PAID ENVELOPE.

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
QUORUM AND VOTING
REVOCABILITY OF PROXY
SOLICITATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL ISSUANCE OF 750,000 SHARES OF THE CORPORATION’S PREFERRED STOCK PURSUANT TO THE STOCK PURCHASE AGREEMENT
STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND FURTHER INFORMATION
OTHER BUSINESS
PROXY

WCA Waste Corporation
One Riverway, Suite 1400
Houston, Texas 77056
(713) 292-2400

PROXY STATEMENT FOR
SPECIAL MEETING OF STOCKHOLDERS

This proxy statement and the accompanying proxy card are being mailed to stockholders on or about June 29, 2006 in connection with the solicitation by the Board of Directors (the “Board of Directors”) of WCA Waste Corporation of proxies to be used at the Special Meeting of Stockholders (the “Special Meeting”) of WCA Waste Corporation to be held on Friday, July 14, 2006 at One Riverway, Suite 2080, Houston, Texas 77056, at 9:00 a.m. local time. Unless the context requires otherwise, references in this proxy statement to “WCA Waste,” “the Corporation,” “we,” “us,” or “our” refer to WCA Waste Corporation.

QUORUM AND VOTING

Holders of record of our common stock, par value $0.01 per share (the “Common Stock”), at the close of business on June 26, 2006 will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. On the record date, there were 16,832,218 shares of Common Stock outstanding, held by [          ] holders of record. The number of holders does not include any beneficial owners for whom shares of Common Stock may be held in “nominee” or “street” name. The Common Stock is the only class of our capital stock entitled to vote at the Special Meeting. Each holder of Common Stock is entitled to one vote per share on each matter that is called to vote at the Special Meeting.

The holders of a majority of the voting power of the outstanding shares of Common Stock entitled to vote must be present, in person or by proxy, to constitute a quorum at the Special Meeting. Abstentions and broker non-votes (shares held by a broker or nominee that does not have the authority to vote on a matter and has not received instructions from the beneficial owner) are counted as present in determining whether the quorum requirement is met.

Our amended and restated bylaws require the affirmative vote of a majority of the votes cast for all matters to be determined at the Special Meeting. On these matters, abstentions and broker non-votes will be treated as unvoted for purposes of determining approval of the proposal and will have neither the effect of a vote for or vote against the proposal.

The Inspector of Elections for the Special Meeting will be Kevin D. Mitchell, our vice president and controller, and he will tabulate the votes. We will announce preliminary voting results at the Special Meeting. The final official results will be disclosed in our first quarterly report on Form 10-Q that is filed with the Securities and Exchange Commission (“SEC”) after the Special Meeting.

If a stockholder completes, signs, dates and returns the proxy card at or prior to the time of the Special Meeting, his or her shares will be voted at the Special Meeting in accordance with his or her instructions. If a stockholder returns a proxy card unsigned, his or her vote cannot be counted. If a stockholder signs and dates a proxy card, but does not fill out the voting instructions on the proxy card, the shares represented by the proxy will be voted in accordance with the Board of Directors’ recommendation FOR the issuance of 750,000 shares of the Corporation’s preferred stock pursuant to the Preferred Stock Purchase Agreement by and between the Corporation and Ares Corporate Opportunities Fund II, L.P. dated June 12, 2006.

In addition, if any other matters come before the Special Meeting, Tom J. Fatjo, III, our senior vice president — finance and secretary, and J. Edward Menger, our vice president and general counsel, the named proxies, have discretionary authority to vote on those matters in accordance with their best judgment. The Board of Directors is not currently aware of any other matters that may come before the Special Meeting.

REVOCABILITY OF PROXY

The form of proxy enclosed is for use at the Special Meeting if a stockholder will be unable to attend in person. The proxy may be revoked by a stockholder at any time before it is used to vote at the Special Meeting:

•	delivering a written notice of revocation to the Secretary of WCA Waste at our principal executive offices;

•	submitting a later-dated proxy to the Secretary of WCA Waste at our principal executive offices; or

•	voting in person at the Special Meeting.

Attendance at the Special Meeting will not revoke a proxy unless a stockholder provides written notice of revocation to the Secretary of WCA Waste before the proxy is exercised or unless the stockholder votes his or her shares in person at the Special Meeting. Street name holders that vote by proxy may revoke their proxies by informing the holder of record in accordance with that entity’s procedures.

SOLICITATION

This solicitation is made on behalf of the Board of Directors. The cost of preparing, assembling, printing and mailing the Notice of Special Meeting of Stockholders, this proxy statement, the enclosed form of proxy and any additional materials, as well as the cost of soliciting the proxies will be borne by us, including reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for reasonable costs incurred in forwarding the proxy materials to, and solicitation of proxies from, the beneficial owners of shares held by such persons. The solicitation will be initially by mail and it may later be decided to make further solicitations by mail, telephone, telex, facsimile or personal call by our directors, officers and employees. We will not pay additional compensation to our directors, officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The information provided below indicates the beneficial ownership, as of May 31, 2006, of the Common Stock by each director, by each named executive officer, by all directors and executive officers as a group and by each person known by us to own more than 5% of the outstanding shares of Common Stock.

For purposes of the tables below, the amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, including through the exercise of options or warrants. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Owners of More Than 5% of Common Stock

Based solely upon filings made with the SEC, the following persons are the only persons known by us to own beneficially more than 5% of the outstanding shares of Common Stock as of May 31, 2006.

	Amount of
	Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class

Neuberger Berman, Inc.	2,284,350	13.6%
Neuberger Berman, LLC(1)
605 Third Avenue
New York, New York 10158-3698
Wasatch Advisors, Inc.(2)	1,266,230	7.5%
150 Social Hall Avenue
Salt Lake City, Utah 84111
Deutsche Asset Management, Inc.(3)	1,219,300	7.2%
Taunusanlage 12
60325 Frankfurt am Main, Germany
Dreman Value Management LLC(4)	850,000	5.1%
520 East Cooper Avenue, Suite 230-4
Aspen, Colorado 81611
Esping Family and Related Entities(5)
2828 Routh StreetSuite 500
Dallas, Texas 75201
William P. Esping	2,136,061	13.0
Julie E. Blanton	1,097,547	6.5
Jennifer E. Kirtland	1,094,742	6.5
Kathryn E. Woods	812,096	4.8
WPE Kids Partners, L.P.	1,136,221	6.8
WPF Holdings, Inc.	1,136,221	6.8
Esping Marital Deduction Trust No. 2	812,096	4.8

*	Represents beneficial ownership of less than 1%.

(1)	Based on the amended Schedule 13G filed with the SEC on February 15, 2006, Neuberger Berman Management, Inc. and Neuberger Berman, LLC have sole voting power with respect to 1,939,250 shares of Common Stock and shared dispositive power with respect to 2,284,350 shares of Common Stock. Neuberger Berman, Inc. made the Schedule 13G filing pursuant to Rule 13d-1(b)(ii)(G) since it owns 100% of both Neuberger Berman, LLC and Neuberger Berman Management, Inc. and does not own over 1% of our common stock. Neuberger Berman, LLC, is an investment advisor and broker/dealer with discretion and Neuberger Berman Management, Inc. is an investment advisor to a Series of Public Mutual Funds. Neuberger Berman, LLC is deemed to be a beneficial owner for purpose of Rule 13(d) since it has shared power to make decisions whether to retain or dispose, and in some cases the sole power to vote, the securities of many unrelated clients. Neuberger Berman, LLC does not, however, have any economic interest in the securities of those clients. The clients are the actual owners of the securities and have the sole right to proceeds from the sale of such securities. Neuberger Berman, LLC and Neuberger Berman Inc. serve as a sub-advisor and investment manager, respectively of Neuberger Berman’s various Mutual Funds which hold such shares in the ordinary course of their business and not with the purpose nor with the effect of changing or influencing the control of the issuer. No other Neuberger Berman, LLC advisory client has an interest of more than 5% of our common stock.

(2)	Based on the Schedule 13G filed with the SEC on February 14, 2006, Wasatch Advisors, Inc. has sole voting and dispositive power with respect to 1,266,230 shares of Common Stock.

(3)	The amount shown as beneficially owned by Deutsche Asset Management, Inc. is based solely on a Form 13F filed by Deutsche Bank Aktiengesellschaft on February 16, 2006. In that form, Deutsche Asset Management, Inc. reported shared investment discretion and sole voting power with respect to 1,219,300 shares.

(4)	Based on the Schedule 13G filed with the SEC on February 10, 2006, Dreman Value Management LLC has shared voting and sole dispositive power with respect to 850,000 shares of Common Stock. In a Form 13F filed with the SEC on February 10, 2006, Dreman Value Management, L.L.C. reported sole investment discretion with respect to 1,425,450 shares, sole voting authority with respect to 41,550 shares, shared voting authority with respect to 104,900 shares and no voting authority with respect to 1,279,000 shares.

(5)	Based on the Schedule 13D filed with the SEC on May 9, 2005, (a) William P. Esping holds sole voting and dispositive power with respect to 1,171,478 shares of common stock and shared voting and dispositive power with respect to 964,583 shares of common stock, (b) Julie E. Blanton holds sole voting and dispositive power with respect to 282,645 shares of common stock and shared voting and dispositive power with respect to 814,902 shares of common stock, (c) Jennifer E. Kirtland holds sole voting and dispositive power with respect to 282,646 shares of common stock and shared voting and dispositive power with respect to 812,096 shares of common stock, and (d) Kathryn E. Woods holds shared voting and dispositive power with respect to 812,096 shares of common stock. William P. Esping holds sole ultimate voting and investment control over all shares of common stock owned by WPE Kids Partners, L.P. and WPE Holdings, Inc. William P. Esping, Julie E. Blanton, Jennifer E. Kirtland and Kathryn E. Woods are the four trustees of the Esping Marital Deduction Trust No. 2. They share voting and investment control over the 812,096 shares of common stock held by the trust. For discussion of Mr. Esping’s relationship with Waste Corporation of America, LLC, see “Waste Corporation of America, LLC,” below.

Directors and Executive Officers

Except under applicable community property laws or as otherwise indicated in the footnotes to the table below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned. The address of all directors and executive officers in this table is c/o WCA Waste Corporation, One Riverway, Suite 1400, Houston, Texas 77056.

	Amount and
	Nature of
	Beneficial	Percent of
Name of Beneficial Owner	Ownership	Class(**)

Tom J. Fatjo, Jr.(1)	853,849	5.0%
Jerome M. Kruszka(2)	500,208	3.0%
Charles A. Casalinova(3)	217,438	1.3%
Tom J. Fatjo, III(4)	365,587	2.2%
Richard E. Bean(5)	116,683	*
Roger A. Ramsey(6)	30,316	*
Ballard O. Castleman(7)	60,192	*
All directors and executive officers as a group (8 persons)	2,144,273	12.4%

*	Represents beneficial ownership of less than 1%.

**	Assumes a total of [400,000] shares underlying options vesting within 60 days, which shares are not yet outstanding, but for each individual the shares underlying their options are assumed to be outstanding in disclosing their ownership and calculating their percentage of outstanding.

(1)	Includes: (a) 98,368 shares owned by Tom J. Fatjo, Jr. Trust; (b) 12,296 shares owned by Jacqueline Fatjo 1998 Gift Trust; and (c) 12,296 shares owned by Channing Fatjo 1998 Gift Trust. Mr. Fatjo, Jr. is the trustee of each of these trusts, and as such, he has voting and investment power over the assets of such trusts, including shares of Common Stock. Also includes: (w) 211,491 shares owned by Fatjo WCA Partners, L.P., a limited partnership, controlled by Mr. Fatjo, Jr.; (x) 58,131 shares owned by First Sugar Hill Partners, LP (formerly FFAP, Ltd.), a limited partnership, the sole general partner of which is a corporation controlled by Mr. Fatjo, Jr., referred to in the remainder of this proxy statement as FSH Partners; (y) 51,288 shares representing Mr. Fatjo’s proportionate indirect interest in shares owned by Waste Corporation of America, LLC, referred to in the remainder of this proxy statement as WCA LLC; and (z) 100,000 shares underlying options currently exercisable. Mr. Fatjo, Jr. disclaims beneficial ownership of the securities held by WCA LLC, Fatjo WCA Partners, L.P. and FSH Partners except to the extent of his pecuniary interest therein. Does not include 63,733 shares of restricted stock that will not be vested within 60 days of June 29, 2006.

(2)	Includes: (a) 26,938 shares representing Mr. Kruszka’s proportionate indirect interest in shares owned by WCA LLC, of which Mr. Kruszka disclaims beneficial ownership; and (b) 100,000 shares underlying options currently exercisable. Does not include 63,733 shares of restricted stock that will not be vested within 60 days of June 29, 2006.

(3)	Includes: (a) 9,343 shares representing Mr. Casalinova’s proportionate indirect interest in shares owned by WCA LLC, of which Mr. Casalinova disclaims beneficial ownership; and (b) 75,000 shares underlying options currently exercisable. Does not include 47,804 shares of restricted stock that will not be vested within 60 days of June 29, 2006.

(4)	Includes: (a) 3,074 shares owned by Thomas J. Fatjo, IV Descendant’s Trust; (b) 3,074 shares owned by Berkeley E. Fatjo Descendant’s Trust; (c) 3,074 shares owned by Travis C. Fatjo Descendant’s Trust; (d) 3,074 shares owned by Justin D. Ruud Descendant’s Trust; (e) and 3,074 shares owned by Landon C. Ruud Descendant’s Trust. Mr. Fatjo, III is the trustee of each of these trusts, and as such, he has voting and investment power over the assets of such trusts, including their shares of Common Stock. Also includes: (w) 11,510 shares held by Mr. Fatjo, III as a limited partner of FSH Partners; (x) 26,172 shares held by Mr. Fatjo, III as a limited partner of Fatjo WCA Partners, L.P., (y) 18,617 shares representing Mr. Fatjo’s proportionate indirect interest in shares owned by WCA LLC, of which Mr. Fatjo disclaims beneficial ownership; and (z) 65,000 shares underlying options currently exercisable. Does not include 39,821 shares of restricted stock that will not be vested within 60 days of June 29, 2006.

(5)	Includes: (a) 6,222 shares representing Mr. Bean’s proportionate indirect interest in shares owned by WCA LLC, of which Mr. Bean disclaims beneficial ownership; (b) 20,000 shares underlying options currently exercisable; and (c) 6,316 shares of restricted stock that will vest within 60 days of June 29, 2006.

(6)	Includes 20,000 shares underlying options currently exercisable and 6,316 shares of restricted stock that will vest within 60 days of June 29, 2006.

(7)	Includes: (a) 2,333 shares representing Mr. Castleman’s proportionate indirect interest in shares owned by WCA LLC, of which Mr. Castleman disclaims beneficial ownership; (b) 20,000 shares underlying options currently exercisable; and (c) 6,316 shares of restricted stock that will vest within 60 days of June 29, 2006.

Waste Corporation of America, LLC

WCA LLC owned all of the outstanding capital stock of the Corporation prior to our initial public offering in June 2004. In anticipation of and in connection with the initial public offering, we completed an internal corporate reorganization, pursuant to which the Corporation briefly became the parent of WCA LLC and pursuant to which the Corporation spun off WCA LLC as a separate company with operations in Florida, Colorado and New Mexico. The shares of common stock indicated above as being indirectly owned through WCA LLC were issued in connection with the reorganization and the Corporation’s acquisition of a 227 acre landfill located in Ft. Meade, Florida from WCA LLC on September 30, 2005. The acquisition consideration paid to WCA LLC by the Corporation consisted of approximately $3.4 million in cash (subject to certain adjustments), the assumption of $6.3 million in debt and 591,611 shares of our common stock. The terms of the acquisition and other related transactions were described in a Current Report on Form 8-K filed on October 6, 2005, which is available from www.sec.gov. The directors and executive officers of the Corporation own approximately 19% of WCA LLC. As a result of the Ft. Meade Acquisition, WCA LLC owns approximately 3.6% of the issued and outstanding shares of the Corporation. The indirect ownership of the directors and executive officers was attributed based on the indirect beneficial ownership of interests of WCA LLC held by the directors and executive officers.

Prior to our initial public offering, WCA Partners, L.P., a closely held investment fund, and other related entities controlled approximately 60.2% of both the Corporation’s and WCA LLC’s outstanding equity; after the initial public offering, such entities owned approximately 18.1% of the Corporation’s common stock and continue to hold 60.2% of WCA LLC’s outstanding equity. Earlier this year, WCA Partners liquidated and distributed the stock held by it to the equity owners of WCA Partners. As indicated above, in a Schedule 13D filing made on May 9, 2005, William P. Esping, one of the principals of WCA Partners, reported beneficial ownership of 2,136,061 shares of the Corporation’s common stock (or approximately 13.90% of the outstanding common stock). Mr. Esping is a director of WCA LLC. Another principal of WCA Partners, Mr. Ballard Castleman, is one of our directors and is also a director of WCA LLC. In addition, Tom J. Fatjo, Jr. and Jerome Kruszka are also directors and executive officers of WCA LLC.

PROPOSAL
ISSUANCE OF 750,000 SHARES OF THE CORPORATION’S
PREFERRED STOCK PURSUANT TO THE STOCK PURCHASE AGREEMENT

Introduction

On June 12, 2006, we entered into a privately-negotiated Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Ares Corporate Opportunities Fund II, L.P. (“Ares”), which provides for the Corporation to issue and sell 750,000 shares (the “Preferred Shares”) of Series A Convertible Preferred Stock, par value $0.01 per share (“Preferred Stock”), to Ares. The purchase price per Preferred Share is $100.00, for an aggregate purchase price of $75 million. The Purchase Agreement and the reduced purchase letter agreement described below are the only documents that the Corporation has executed as of the date hereof, but several other documents will be filed or executed in connection with closing the purchase by Ares of the Preferred Shares, and forms of these documents are attached as exhibits to the Purchase Agreement. Collectively, the purchase by Ares of the Preferred Shares and the filing and execution of these other documents is referred to herein as the “Transaction,” and the Purchase Agreement, the certificate of designations, the registration rights agreement, and the stockholder’s agreement are referred to herein as the “Transaction Documents.”

The Purchase Agreement and Anticipated Capital Plan

We entered into the Purchase Agreement as part of an anticipated capital plan to provide additional equity, to refinance existing senior secured debt, and to provide additional capital availability to permit us to continue to execute our acquisition strategy. This capital plan was announced on June 14, 2006 and has, at this time, three components:

•	the issuance of the Preferred Shares for an aggregate purchase price of $75 million, as more fully described in “Description of the Preferred Stock and Other Transaction Documents”;

•	the replacement of our current senior secured credit facility with a $100 million secured facility with Comerica Bank as lead agent, as more fully described below;

•	the issuance, subject to market and other conditions, of $150 million of senior unsecured notes due 2014, which are being offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as more fully described below.

None of these transactions has closed, and the closing of the senior secured facility and the senior notes issuance are not conditioned on the closing of the issuance of the full number of Preferred Shares. However, the replacement senior secured credit facility is conditional upon the issuance of at least $25 million of Preferred Stock (see “— Ares’s Commitment for Reduced Purchase of Preferred Stock” below). In addition, the closing of the sale and issuance of the full amount of Preferred Shares is contingent on the satisfaction of the following conditions:

•	receiving approval of the holders of our currently outstanding Common Stock to the extent required by Nasdaq rules,

•	all of our currently outstanding senior debt must have been previously refinanced or repaid on terms reasonably satisfactory to Ares; and

•	other customary conditions, including the filing of a certificate of designations and the entering into of a registration rights agreement and stockholder’s agreement in the agreed upon form.

Senior Notes Offering.  We are currently offering, subject to market and other conditions, $150 million aggregate principal amount of our senior unsecured notes due 2014 through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. We anticipate that the indenture relating to the notes will contain standard covenants for high yield note financings, including covenants regarding the incurrence of additional debt. The interest rate borne by the notes will be fixed at such time, if any, as the proposed initial purchaser enters into an agreement to buy the notes. Although we anticipate the note offering will be completed prior to the date of the special meeting, as of the date of this proxy statement the initial purchaser of the notes has no obligation to acquire the notes, and there is no assurance that the notes will be in fact be issued. Ares’s obligation to close its acquisition of the Preferred Shares is conditioned on the closing of the note offering, but Ares has indicated to us that the currently proposed terms of this note offering will be acceptable to it.

New Secured Credit Facility.  We expect to repay our existing credit facilities and enter into a new secured credit facility with Comerica Bank as lead agent and a syndicate of lenders. The new secured credit facility will consist of a five-year revolving credit facility in the amount of $100 million, with an “accordion” feature allowing us the right to seek commitments for an additional $100 million of capacity. The new secured credit facility will be secured by substantially all of our assets and the assets of our subsidiaries as well as shares of capital stock (or similar equity interests) of our subsidiaries held by us. The terms, conditions and covenants of the new secured credit facility are subject to the negotiation, execution and delivery of definitive documentation, and accordingly, actual terms may differ from those described in this proxy statement.

Ares’s Commitment for Reduced Purchase of Preferred Stock.  Since having additional equity will enhance our ability to negotiate better terms in any refinancing that is part of our anticipated capital plan and because of the condition for the replacement senior secured credit facility described above, in the event that stockholder approval of the issuance of all 750,000 Preferred Shares is not received, we have agreed in a letter agreement with Ares to issue, and Ares has committed to purchase, 250,000 shares of Preferred Stock for an aggregate purchase price of $25 million on terms substantially as set forth in the Transaction Documents, and subject to the same terms and conditions in the Transaction Documents, including as to the refinancing or repayment of all currently outstanding senior debt. The Company anticipates that this reduced sale of shares of Preferred Stock would not be subject to the Nasdaq requirement of stockholder approval.

Background to and Reasons for the Proposed Transaction

Review of Strategic Alternatives

For the year-ended December 31, 2005, we reported revenue of $114.1 million, representing a 55.4% increase over the $73.5 million reported for year-ended 2004. EBITDA, a non-GAAP measure, was $32.2 million for 2005; EBITDA for 2004 was $18.6 million, even after adjusting EBITDA to exclude a non-cash stock-based compensation charge of $11.5 million ($7.5 million net of tax benefit) incurred during 2004 in connection with a reorganization related to our initial public offering. For an explanation of why we view EBITDA as a useful measure of financial performance and for a reconciliation to GAAP, see “— Reconciliation of Non-GAAP Information” below. The significant increases in revenue and EBITDA were largely the result of the implementation of our acquisition strategy. During 2005, we completed 10 acquisitions in five new markets.

Our acquisitions have been almost exclusively financed with borrowings under our credit facility, resulting in an increase in debt by $143.3 million from June 2004 (when we completed our initial public offering) to March 31, 2006. This rise in the level of borrowings, when coupled with the steady increase in interest rates during 2005, adversely affected net income. We have estimated that the average borrowing cost increased from 4.56% for the fourth quarter of 2004 to 7.90% for the same quarter in 2005. Net income was $3.5 million in 2005 and we estimated that the increase in borrowing costs was $1.9 million, or $0.12 per share, assuming the same level of debt at end of 2005. Our long term debt represented 66% of our total capitalization ratio (long term debt including current maturities and stockholders’ equity).

We believe that the significant increase in our average borrowing costs and our level of debt negatively affected our share price. As share prices for several publicly traded waste companies increased in 2005 and early 2006, our stock price continued to decline. We believed that this steady decline in our stock price from the post-IPO levels failed to reflect our fundamental operating performance and characteristics, as well as our prospects, including steady increases in revenue, EBITDA, and EBITDA margins; the geographic concentration of our operations in relatively high growth regions of the country; and our relatively high waste internalization rate (meaning the percentage of waste we collected being disposed of in landfills we control), which affects operating margins.

In March 2006, we commenced a process of exploring a variety of strategic alternatives to enhance shareholder value and engaged Friedman, Billings, and Ramsey Co., Inc. (“FBR”) to assist in considering all available strategic alternatives. Our Board of Directors appointed a Special Committee consisting of Richard Bean (Chairman), Ballard Castleman, and Roger Ramsey, the three non-management members of the Board, to oversee the strategic review process and to review, if necessary, any potential “going private” or similar transaction in which management would participate. During March 2006, we also entered into an agreement with Ares that permitted Ares to conduct due diligence, while still allowing the Special Committee to conduct its strategic review and to receive proposals (but did not allow us to enter into any strategic transaction agreement) during a forty-five day diligence period.

Through mid-May of 2006, the Special Committee met several times with representatives of FBR, the Special Committee’s special counsel, Morris, Nichols, Arsht & Tunnell LLP, and Andrews Kurth LLP, which has provided legal services to us in the past. During these meetings, the Special Committee, with the advice of FBR, analyzed a variety of alternatives, including a continuation of our operating strategy and maintaining our capital structure, which might limit the size and pace of acquisitions; reducing interest expense with a convertible debt issue; reducing debt through asset sales or issuance of equity; recapitalizing debt through a notes offering; and conducting a sale, whether in parts or in whole, to a strategic or financial buyer and perhaps with the participation of management. At one point, the Special Committee was informed by management that it was engaged in discussions with Ares to explore the possibility of a “going private” transaction, with management staying in place and making a significant investment in the post-acquisition entity.

The Special Committee weighed the potential benefits and risks of these various alternatives. In the course of deliberations, the Special Committee concluded that several alternatives might have had the prospect of reducing our leverage and improving short-term share prices, or providing immediate returns to shareholders, but those alternatives also involved significant costs and risks, or could have resulted in a transaction that would not adequately reflect our long-term value or that would severely limit our long-term growth. In the Special Committee’s estimation, the most promising alternatives would result in an increase in available capital capacity to allow us to pursue our acquisition strategy, while fixing interest expense.

Preferred Share Proposal; Debt Recapitalization.

In May 2006, Ares delivered a formal proposal to invest in a new issue of preferred stock. The Board of Directors authorized management to negotiate the terms of the proposal, which resulted in several exchanges of drafts of terms throughout May and early June. The Special Committee also met to analyze the terms of the proposal in light of the strategic alternatives review, including as the proposal was altered through negotiation. Present during such meetings were representatives of FBR, Morris, Nichols and Andrews Kurth. Of particular interest to the Special Committee were the terms of proposed governance agreements, because on an as-converted basis Ares would initially own securities representing over 30% of the Company’s current common equity, which would increase to over 37% over the course of five years (or earlier upon an acceleration event) based on the pay-in-kind dividend feature described in “— Description of the Preferred Stock and Other Transaction Documents — Certificate of Designations.” In completing its review, the Special Committee took into account the following factors, some of which were negative, but most of which were positive:

•	the results of the strategic alternatives review, which identified an equity transaction as an attractive alternative to reduce debt immediately and to provide additional capital to support an active acquisition strategy;

•	the forecasted accretion to GAAP earnings per share from the equity issuance, even after taking into account the dilution from the pay-in-kind feature;

•	the institutional sponsorship provided by an investment by a private equity fund such as Ares, especially since it is managed by persons with expertise in the waste industry;

•	the effective discounts that could be expected if we pursued a registered common equity issuance;

•	the governance arrangements, including a limitation on the number of directors that Ares could appoint while the preferred is outstanding and the limitations imposed on Ares by the standstill and voting agreements described in “Terms of the Preferred Shares — Stockholder’s Agreement”;

•	the substantial ownership position of the Purchaser after the transaction, partially counterbalanced for some period by the governance arrangements described above;

•	the ease of execution;

•	the limited number and nature of the closing conditions that would need to be satisfied before the issuance of the Preferred Shares;

•	the need for stockholder approval under Nasdaq rules;

•	the closing condition that we effect a recapitalization of our senior debt;

•	the financial terms of the Preferred Shares described in the “Terms of the Preferred Shares,” including the ability to redeem shares after the fifth anniversary;

•	the commitment from the Ares that if stockholder approval is not received, Ares will make a $25 million investment in preferred stock on substantially the same terms, which investment is not anticipated to require stockholder approval under Nasdaq rules;

•	the additional dilution from the issuance of a convertible preferred and the effective purchase price, and possible discount from current market prices, represented by the pay-in-kind dividend feature, with the effective conversion price being approximately $7.50 per share;

•	the absence of any improvement in the public float and the potential overhang effect of issuing a convertible security as to which immediate registration rights are available.

At several meetings of the Special Committee and the Board of Directors in early June 2006, the directors received detailed descriptions of the negotiated terms of the Purchaser’s proposal and took into account the factors described above, among others. Neither the Special Committee nor the Board assigned any relative weight to the above factors or the other factors considered by it. The directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the Special Committee and the Board may have given different weights to different factors.

After taking into account all of the factors set forth above, as well as others, the Board of Directors agreed that the benefits of the proposed transactions outweigh the risks. The directors also considered the Purchaser’s proposal in light of a related commitment with respect to a new senior secured debt facility and a proposal with respect to a senior notes offering described the “Preferred Stock Purchase Agreement and Capital Plan,” which collectively would recapitalize the terms of our senior debt. After discussion and deliberation, the Board of Directors unanimously voted to approve the execution and delivery of the Transaction Agreements with the Purchaser and to recommend that the stockholders vote to approve the issuance of the Preferred Shares and issuance of Common Stock upon such conversion.

The Board of Directors has unanimously approved the Transaction Agreements and the issuance of the Preferred Shares and recommends that our stockholders vote to approve the issuance of the Preferred Shares.

Compensation of the Special Committee

In March 2006, when the Board of Directors appointed the Special Committee, it also approved a compensation arrangement for each member of the Committee to receive $40,000 for his service, with the Chairman to be paid an additional $20,000, plus $500 for attendance in person at each meeting, $250 for attendance via teleconference at each meeting, and reimbursement of out-of-pocket expenses.

Compensation of FBR

We paid FBR $250,000 upon its engagement and have agreed to pay FBR 1% of the purchase price of the Preferred Shares, less the fees already paid.

Description of the Preferred Stock and Other Transaction Documents

The terms of the Preferred Stock will be contained in a certificate of designations that will be filed with the Secretary of State of Delaware (“Certificate of Designations”), a copy of the form of which is attached hereto as Appendix A.

Price and Conversion.  The Preferred Stock is convertible into the Corporation’s Common Stock at a price of $9.60 per share and carries a 5% “payment-in-kind” (or “PIK”) dividend payable semi-annually. The Preferred Shares are immediately convertible at Ares’s discretion into 7,812,500 shares of the Corporation’s Common Stock, which would currently represent approximately 31.7% of the outstanding Common Stock on a post-conversion basis. Dividends are “payment in kind” for the first five years, meaning that they are payable solely by adding the amount of dividends to the stated value of each share. At the end of five years of PIK dividends, the Preferred Shares would be convertible into approximately 10,000,661 shares of Common Stock (representing an effective price of approximately $7.50 per share (before expenses of the issuance) if the Preferred Shares are converted). Based on the currently outstanding shares, 10,000,661 shares of Common Stock would represent approximately 37.27% of the post-conversion shares outstanding.

In the event that one of the “acceleration events” (as described below) were to occur prior to the end of the fifth year, 5 years of PIK dividends would accelerate at that time and the Preferred Shares would be immediately convertible into 10,000,661 shares, or 37.27% of outstanding as of the Record Date.

Other Terms.  Other material terms of the Preferred Stock are as follows:

•	cumulative dividends of 5.00% per annum, payable semi-annually;

•	as indicated above, for the first five years the dividends are “payment in kind,” and after the fifth anniversary, dividends are payable in kind or in cash at our election (subject to any applicable covenants in any of our credit or other agreements);

•	all dividends that would otherwise be payable through the fifth anniversary of issuance shall automatically be accelerated and paid in kind immediately prior to the occurrence of any of the following acceleration events:

•	liquidation

•	bankruptcy

•	closing of a public offering of Common Stock pursuant to an effective registration statement (except for Form S-4, solely for sales by third parties, or pursuant to Ares’s own registration rights agreement)

•	the average of the closing price of the Common Stock for each of 20 consecutive trading days exceeds $14.40 per share

•	fundamental transaction, including a “group” (defined in the Securities Exchange Act) acquiring more than 35% of outstanding voting rights; replacement of more than one-half of the Corporation’s directors without approval of the existing Board; a merger, consolidation, sale of substantially all assets, going-private transaction, tender offer, reclassification, or other transaction that results in the transfer of a majority of voting rights;

•	Ares can convert the Preferred Shares into Common Stock at any time at a conversion price of $9.60 per share, with conversion being calculated by taking the stated value (initially $100.00 per share) plus any amount added to stated value by way of dividends, then dividing by $9.60 to produce the number of shares of Common Stock issuable;

•	we can force a conversion into Common Stock following either (i) the average of the closing price of the Common Stock for each of 20 consecutive trading days exceeding $14.40 per share or (ii) a fundamental transaction that Ares does not treat as a liquidation;

•	after the fifth anniversary of issuance, we can redeem for cash equal to the liquidation preference;

•	upon a liquidation, prior to any holder of Common Stock or other junior securities, Ares shall receive in cash the greater of (i) the stated value plus any amount added by way of dividends (accelerated to include a full 5 years) or (ii) the amount it would receive if all Preferred Shares were converted into Common Stock (calculated to include dividends accelerated to include a full 5 years);

•	Ares can elect to treat any fundamental transaction (defined above) as a liquidation and receive its liquidation preference as described in the preceding bullet point. However, if common shares of another company are issued as consideration in a fundamental transaction, we have the option of requiring Ares to accept such common shares to satisfy the liquidation preference if (i) the shares are then quoted on the Nasdaq Stock Market or listed on the New York Stock Exchange, (ii) the value of such shares at such time is determined at 98% of the closing price on the trading day preceding the transaction and (iii) the shares are freely transferable without legal or contractual restrictions.

•	the Preferred Stock voting as a separate class elects (i) 2 directors to the Board for so long as Ares continues to hold Preferred Stock representing at least 20% of “post-conversion equity” (the Corporation’s outstanding Common Stock assuming conversions into common shares of all securities, including the Preferred Stock and assuming Preferred Stock dividends accelerated to include a full 5 years), (ii) 1 director for so long as it continues to hold at least 10% of post-conversion equity, and (iii) no directors below 10%;

•	the Preferred Stock voting as a separate class must approve (i) any alteration in its powers, preferences or rights, or in the certificate of designation, (ii) creation of any class of stock senior or pari passu with it, (iii) any increase in the authorized shares of Preferred Stock, and (iv) any dividends or distribution to Common Stock or any junior securities, except for pro rata dividends on Common Stock paid in Common Stock. These protective rights terminate on the first date on which there are outstanding less than 20% of the number of shares of Preferred Stock outstanding on the date the Preferred Stock is first issued;

•	except for the election of directors and special approvals described above, the Preferred Stock votes on all matters and with the Common Stock on an as-converted basis.

Stockholder’s Agreement.  The Company and Ares have also agreed to enter into a stockholder’s agreement (the “Stockholder’s Agreement”) on the closing date to provide for certain rights and restrictions on the ownership of the Preferred Shares and any shares Common Stock into which they are converted, a copy of the form of which is attached hereto as Appendix B. The material terms of the Stockholder’s Agreement are as follows:

•	until the earliest of the seventh anniversary of issuance of the Preferred Shares or 180 days after Ares owns less than 10% of post-conversion equity (the “Standstill Period”), Ares will agree to numerous “standstill” restrictions, including acquiring additional voting securities, proposing or encouraging any fundamental transaction, participating in a “group,” soliciting proxies, attempting to change the size of the Board or its composition, entering into a voting agreement, transferring any of its voting securities (except in compliance with the stockholder’s agreement), or discussing or encouraging any of the foregoing;

•	in connection with its right to elect directors as a holder of Preferred Stock, Ares will also agree to certain limits on the qualifications of such directors, and it will receive rights to director insurance and indemnification and observer rights on committees;

•	during the Standstill Period, Ares will vote its shares of Preferred Stock or Common Stock at any stockholder meeting in the following manner:

•	in favor of director nominees put forth by the Board (as long as Ares continues to have the right to elect at least one director as a holder of Preferred Stock)

•	in the manner recommended by the Board, if the vote is in connection with any fundamental transaction

•	in its own discretion, if the vote relates to an amendment of the certificate of designation for the Preferred Stock or is not inconsistent with the stockholder’s agreement

•	in the manner recommended by the Board, if the vote is not otherwise covered above;

•	during the Standstill Period, Ares will not transfer any shares of Preferred Stock or Common Stock to any other person except:

•	pursuant to the registration rights agreement

•	in accordance with Rule 144 under the Securities Act

•	after the second anniversary of the Preferred Shares issuance, transfers of common stock issued upon conversion of the Preferred Shares may be made to persons that are not “related persons” to Ares or affiliates of the Corporation that, in any 12 month period, do not, in the aggregate, exceed 7.5% of the outstanding voting securities of the Corporation; however, such transfers may not be made to a person (or its affiliates or to a groups in which such person or an affiliate is a member) that, after giving effect to such transfer, would beneficially own voting securities representing more than 7.5% of the total voting power of the Corporation’s securities.

•	pursuant to a merger or other reorganization approved by the Board

•	in any event as allowed above (except for pursuant to a merger or reorganization), without the transferee executing an agreement similar to the stockholder’s agreement.

Any of these restrictions may be waived by a majority vote of the members of our Board of Directors who are not affiliated with Ares.

Registration Rights Agreement.  We have agreed to enter into a registration rights agreement with Ares on the closing date to allow for the registered resale by Ares of the Common Stock following conversion of the Preferred Shares. After conversion of the Preferred Shares and upon a request from Ares, the Corporation will file a shelf registration statement for the resale of the Common Stock within 30 days of such request and will use commercially reasonable efforts to cause the shelf registration statement to become or be declared effective by the SEC within 120 days after the request. In addition, Ares shall have two demand registration requests and unlimited piggyback registration rights. The Company will agree to pay the expenses of any registration except for underwriting discounts.

Fees and Expenses of Ares.  If the closing of the sale of the Preferred Shares occurs, we will pay Ares a transaction fee equal to 1% of the total purchase price, or $750,000, and we will reimburse it for all reasonable legal, accounting, consulting, travel and other out-of pocket expenses, which are anticipated to be approximately $1,000,000. If Ares acquires less than all of the full number of Preferred Shares, it has agreed to a ratable reduction in the transaction fee and expenses.

The descriptions of the Certificate of Designations and the Stockholder’s Agreement above do not purport to be complete and are qualified in their entirety by reference to the complete text of those documents, which are attached as appendices hereto. In addition, the Purchase Agreement and the forms of other Transaction Documents have been filed as exhibits to a Form 8-K, dated June 12, 2006 and filed by the Corporation on June 16, 2006, which filing is incorporated herein by reference and can be found on www.sec.gov.

Why We Need Stockholder Approval

Nasdaq Marketplace Rules.  Rule 4350(i)(1)(D) of The Nasdaq Stock Market (“Nasdaq”) Marketplace Rules requires stockholder approval for the issuance of common stock (or securities convertible into common stock), other than in a public offering, at a price per share less than the market value of a company’s stock where the issuance, or potential issuance, by a company of its common stock (or securities convertible into common stock) represents 20% or more of the common stock or voting power outstanding before the issuance. In addition, Rule 4350(i)(1)(B) of the Nasdaq Marketplace Rules requires stockholder approval when the issuance or potential issuance will result in a “change of control” of a company. Nasdaq has not provided definitive guidance as to the definition of change of control or a percentage threshold of ownership or voting power at which it believes such a change of control has occurred, although the Corporation recognizes that control of greater than 50% is widely viewed as the minimum threshold.

The Common Stock is listed on the Nasdaq National Market and, therefore, the Corporation is subject to the Nasdaq Marketplace Rules. We are seeking stockholder approval pursuant to Rule 4350(i) so that we may issue Common Stock in an amount sufficient to allow for full conversion of the Preferred Shares. Stockholder approval is necessary because, should an acceleration event occur, the number of shares of common stock into which the Preferred Shares would convert could result in an affective price per share of Common Stock that could be below $          , the market price of the Common Stock as of the date hereof (which could potentially be different as of the closing date of the Transaction), and the number of shares of Common Stock issued upon conversion would equal or exceed 20% of the Common Stock outstanding and voting power before the closing of the Transaction. The Company is also seeking stockholder approval pursuant to Rule 4350(i) in the event that the Nasdaq takes the position that the Transaction is a “change of control” under the Rule. We believe that Ares’s potential 31-37% ownership and voting of the Corporation’s outstanding Common Stock, when viewed in the context of the voting and other restrictions on Ares imposed by the Stockholder’s Agreement and the limitation of Ares to two members of the Corporation’s board (which will have at least seven, and potentially more, members), would not result in a change of control of the Corporation. However, since we have determined that stockholder approval is required under Rule 4350(i)(1)(D), we have also determined that it is prudent to seek approval under Rule 4350(i)(1)(B) as well in order to remove any issue that might be raised regarding compliance with all applicable Nasdaq rules.

Covenant of the Transaction.  As a condition to consummating the Transaction, we agreed to seek such stockholder approval at a special meeting of stockholders, and the Board of Directors agreed to recommend that such proposal be approved.

Vote Required

The affirmative vote of a majority of the votes cast is required to approve the issuance of the Preferred Shares proposed to be issued in the Transaction.

Reconciliation of Non-GAAP Information

EBITDA is a non-GAAP financial measure that we define as earnings (net income) before interest expense (including write-off of deferred financing costs), taxes, depreciation and amortization. In 2003, we also excluded discontinued operations and the cumulative effect of change in accounting principle.

EBITDA, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and are not measures of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, our management believes EBITDA are useful to an investor in evaluating our operating performance because:

•	EBITDA is widely used by investors in our industry to measure a company’s operating performance without regard to items such as interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, financing methods, capital structure and the method by which assets were acquired;

•	EBITDA helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization of our landfills and vehicles) from our operating results; and

•	EBITDA helps investors identify items that are within operational control; depreciation charges, while a component of operating income, are fixed at the time of the asset purchase in accordance with the depreciable lives of the related asset and as such are not a directly controllable period operating charge.

Our management uses EBITDA:

•	as a measure of operating performance because it assists us in comparing our performance on a consistent basis as it removes the impact of our capital structure and asset base from our operating results;

•	as one method we use to estimate a purchase price (often expressed as a multiple of EBITDA) for solid waste companies we intend to acquire. The appropriate EBITDA multiple will vary from acquisition to acquisition depending on factors such as the size of the operation, the type of operation, the anticipated growth in the market, the strategic location of the operation in its market as well as other considerations;

•	in presentations to our Board of Directors to enable them to have the same consistent measurement basis of operating performance used by management;

•	as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations;

•	in evaluations of field operations since it represents operational performance and takes into account financial measures within the control of the field operating units;

•	as a component of incentive cash bonuses paid to our executive officers and other employees;

•	to assess compliance with financial ratios and covenants included in our credit facility; and

•	in communications with investors, lenders, and others, concerning our financial performance.

There are significant limitations to using EBITDA as a measure of performance, including the inability to analyze the effect of certain items that materially affect our net income or loss, and the lack of comparability of results of operations of different companies. The following table reconciles our net income (loss), the most directly comparable GAAP financial measure, to EBITDA:

  Reconciliation of Net Income (Loss) to EBITDA

						Twelve Months
						Ended
	Year Ended December 31,			Three Months Ended March 31,		March 31,
	2003	2004	2005	2005	2006	2006
	(In thousands)

Net income (loss)	$5,078	$(4,364)	$3,468	$708	$612	$3,372
Cumulative effect of change in accounting principle, net of tax	(2,324)	—	—	—	—	—

Income (loss) before cumulative effect of change in accounting principle	$2,754	$(4,364)	$3,468	$708	$612	$3,372
Discontinued operations, net of tax	(93)	—	—	—	—	—

Income (loss) from continuing operations before cumulative effect of change in accounting principle	$2,661	$(4,364)	$3,468	$708	$612	$3,372
Interest expense, net	5,220	4,453	10,366	1,352	4,107	13,121
Write-off of deferred financing costs and debt discount (an additional interest charge)	—	618	1,308	—	—	1,308
Depreciation and amortization	7,812	8,828	14,795	2,838	4,568	16,525
Income tax (benefit) expense	1,753	(2,476)	2,248	461	408	2,195

EBITDA	$17,446	$7,059	$32,185	$5,359	$9,695	$36,521

The Board of Directors recommends a vote “FOR” this proposal.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and form of proxy and for consideration at our next annual meeting of stockholders. In order for a stockholder proposal to be eligible for inclusion in the proxy statement and form of proxy for our next annual meeting pursuant to Rule 14a-8(e) of the Exchange Act, the proposal must be received by the Secretary of the Corporation at One Riverway, Suite 1400, Houston, Texas 77056, a reasonable time prior to when we begin to print and mail our proxy materials for such meeting. Such proposals must meet all of the requirements of the SEC (including the requirements of Rule 14a-8) to be eligible for inclusion in our 2006 proxy materials. While the Board of Directors will consider stockholder proposals, we reserve the right to omit from our proxy statement and form of proxy stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Alternatively, under our amended and restated bylaws, proposals of stockholders intended to be presented at next year’s annual meeting that do not comply with the procedure mentioned above must be received by the Secretary of the Corporation at its principal executive office in Houston, Texas not more than 10 days following the first date that we publicly announce the date of such meeting, to be considered timely and must contain the information required by our amended and restated bylaws (set forth below) and Regulation 14A under the Exchange Act. We will not entertain any proposals at the annual meeting that do not meet these requirements. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) of the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such stockholder proposal.

Our amended and restated bylaws require any proposal to include the following information: (i) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption and any supporting statement, which proposal and supporting statement shall not in the aggregate exceed 500 words, and the stockholder’s reasons for conducting such business at the annual meeting, (ii) any material interest of the stockholder in such business, (iii) the name, principal occupation and record address of the stockholder, (iv) the class and number of shares of the Corporation which are held of record or beneficially owned by the stockholder, (v) the dates upon which the stockholder acquired such shares of stock and documentary support for any claims of beneficial ownership, (vi) such other matters as may be required by our amended and restated certificate of incorporation, (vii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, and (viii) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of a least the percentage of our outstanding capital stock required to approve or adopt the proposal and/or (b) otherwise to solicit proxies from stockholders in support of each proposal.

Stockholders may contact the Secretary at our principal executive office in Houston, Texas for a copy of the relevant amended and restated bylaw provisions regarding the requirements for making stockholder proposals.

WHERE YOU CAN FIND FURTHER INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this proxy statement or in other later-filed documents that are incorporated by reference. Information furnished under Item 2.02 or Item 7.01 of our current reports on Form 8-K is not incorporated by reference in this proxy statement. The information incorporated by reference contains important information about our company and its financial condition.

The following documents filed with the SEC by us are incorporated by reference into this proxy statement:

•	Annual Report on Form 10-K (as amended on May 1, 2006) for the year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended March 1, 2006;

•	Current Report on Form 8-K filed on June 16, 2006 (excluding any information furnished pursuant to Item 7.01 or Item 2.02 of any such Current Report on Form 8-K); and

•	The description of our common stock set forth in our registration statements filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating any such description.

All documents and reports filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this proxy statement and the date of our meeting are incorporated by reference into this proxy statement. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (excluding information furnished under Items 2.02 or 7.01), as well as proxy statements.

Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement. You can obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone at the following address:.

WCA Waste Corporation
One River Way, Suite 1400
Houston, Texas 77056
(713) 292-2400
Attention: Secretary

If you would like to request documents, please make sure your request is received by July   , 2006, in order to receive them before our meetings. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after your request is received.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this proxy statement or in any of the materials that have been incorporated into this proxy statement. Therefore, if anyone distributes this type of information, you should not rely upon it. The information contained in this proxy statement speaks only as of the date of this proxy statement unless the information specifically indicates that another date applies.

OTHER BUSINESS

Under the Corporation’s bylaws, no other items of business may be brought before the Special Meeting other than those set forth herein.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

By Order of the Board of Directors

/s/  J. Edward Menger
J. Edward Menger
Senior Vice President-General Counsel
and Assistant Secretary

Houston, Texas
June 29, 2006

APPENDIX A

WCA WASTE CORPORATION

CERTIFICATE OF DESIGNATIONS
OF
SERIES A CONVERTIBLE PAY-IN-KIND PREFERRED STOCK

(Pursuant to Section 151 of the Delaware General Corporation Law)

WCA Waste Corporation, a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Section 141(c) of the DGCL, the following resolution was duly adopted by the board of directors of the Corporation as of June  [  ], 2006:

RESOLVED, that the board of directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issuance of one series of Preferred Stock designated as the Series A Convertible Pay-In-Kind Preferred Stock, par value $0.01 per share, of the Corporation and hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation which are applicable to the Preferred Stock of all classes and series) as follows:

SERIES A CONVERTIBLE PREFERRED STOCK

1.  Designation, Amount and Par Value.  The following series of preferred stock shall be designated as the Corporation’s Series A Convertible Pay-In-Kind Preferred Stock (the “Series A Preferred Stock”), and the number of shares so designated shall be 750,000. Each share of Series A Preferred Stock shall have a par value of $0.01 per share. The “Stated Value” for each share of Series A Preferred Stock equals the sum of (i) $100 plus (ii) any amount added to the Stated Value pursuant to Section 3 hereof. The Series A Preferred Stock is to be issued only pursuant to the terms of the Purchase Agreement (as hereinafter defined).

2.  Definitions.  In addition to the terms defined elsewhere in this Certificate of Designations the following terms have the meanings indicated:

“Acceleration Event” means the occurrence of any one or more of the following events: (i) a Liquidation Event; (ii) a Bankruptcy Event; (iii) the Corporation shall consummate a public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act (other than (x) a registration relating to a transaction covered by Form S-4 (or successor form) adopted by the Securities and Exchange Commission, including a transaction covered by Rule 145 (or successor rule) adopted by the Securities and Exchange Commission, (y) a registration statement solely relating to Common Stock held by third parties (including Common Stock to be held by or issued pursuant to an employee benefit or stock ownership plan) and (z) pursuant to the Registration Rights Agreement); (iv) (a) the average of the Closing Price for each day during any period of twenty (20) consecutive Trading Days exceeds $14.40 per share on the twentieth (20th) Trading Day of such period or (b) if not sooner, immediately prior to a conversion pursuant to Section 7(b) hereof; or (v) any other Fundamental Transaction.

“Bankruptcy Event” means any of the following events: (a) the Corporation or a Subsidiary of the Corporation commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Subsidiary thereof; (b) there is commenced against the Corporation or any Subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Corporation or any Subsidiary makes a general assignment for the benefit of creditors; (f) the Corporation or any Subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Corporation or any Subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Corporation or any Subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in New York City are authorized or required by law or other governmental action to close.

“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Shares are then listed or quoted on the Trading Market, the closing price per Common Share for such date (or the nearest preceding date) on the Trading Market or exchange on which the Common Shares are then listed or quoted; or (b) in all other cases, the fair market value of a Common Share as determined by an independent appraiser selected in good faith by a majority in interest of the purchasers.

“Common Stock” means the common stock of the Corporation, par value $0.01 per share, and any securities into which such common stock may hereafter be reclassified or exchanged or converted.

“Conversion Price” means $9.60 per share (as adjusted for stock dividends, stock splits, stock combinations or other similar events pursuant to Section 13 hereof occurring after the Original Issue Date).

“Equity Conditions” means, with respect to a specified issuance of Common Stock, that each of the following conditions is satisfied: (i) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance; (ii) the Common Stock is listed or quoted (and is not suspended from trading) on the Trading Market and such shares of Common Stock are approved for listing upon issuance; (iii) no Bankruptcy Event has occurred; and (iv) the Corporation is not in default with respect to any material obligation hereunder or under any other Transaction Document.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Transaction” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date of the Purchase Agreement by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than 35% of the voting rights or voting equity interests in the Corporation; (ii) a replacement of more than one-half of the members of the Corporation’s board of directors with members that are not approved by those individuals who are members of the board of directors on the date of the Purchase Agreement (or other Persons approved by such members to be directors (or their successors so appointed) or appointed pursuant to the terms of the Stockholder’s Agreement; (iii) a merger or consolidation of the Corporation or any Subsidiary or a sale of all or substantially all of the assets of the Corporation in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Corporation’s securities prior to the first such transaction continue to hold a majority of the voting rights or voting equity interests in of the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Corporation or any Subsidiary that constitutes or results in a transfer of a majority of the voting rights or voting equity interests in the Corporation; (v) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Corporation; (vi) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property and as a result thereof the holders of a majority of the shares of Common Stock prior to the offer do not hold securities representing a majority of the voting rights or voting equity interests in the Corporation; (vii) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities that do not represent a majority of the voting rights or voting equity interests of the Corporation, cash or property; or (viii) the execution by the Corporation of an agreement directly or indirectly providing for any of the foregoing events; provided that none of items (i) through (viii) shall be deemed a Fundamental Transaction if it involves Purchaser (as such term is defined in the Purchase Agreement) or its Related Persons (as such term is defined in the Stockholder’s Agreement).

“Holder” means any holder of Series A Preferred Stock.

“Junior Securities” means the Common Stock and all other equity or equity equivalent securities of the Corporation.

“Liquidation Event” means any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

“Original Issue Date” means the date of the first issuance of any shares of Series A Preferred Stock, regardless of the number of transfers of any particular shares of Series A Preferred Stock and regardless of the number of certificates that may be issued to evidence shares of Series A Preferred Stock.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Post-Conversion Equity” means as of the date of determination that number of shares of Common Stock that are then outstanding or would be outstanding upon the exercise of all rights, options, and warrants (to the extent then exercisable and vested) and conversion of all other securities (including the Series A Preferred Stock) that are convertible into shares of Common Stock, including (if the date of determination is on or before the fifth anniversary of the Original Issue Date) the number of shares of Common Stock into which the Series A Preferred Stock could be converted if an Acceleration Event had occurred immediately prior to such determination.

“Purchase Agreement” means the Preferred Stock Purchase Agreement, dated as of June [     ], 2006, among the Corporation and the original purchaser of the Series A Preferred Stock, as the same may be amended or modified in accordance with its terms.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, to be entered into among the Corporation and the Holders upon the Closing Date.

“Rule 144” means Rule 144 promulgated by the Securities and Exchange Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholder’s Agreement” means the Stockholder’s Agreement, dated as of June [     ], 2006, among the Corporation and the original purchaser of the Series A Preferred Stock.

“Subsidiary” means any significant subsidiary of the Corporation as defined in Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission.

“Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on the Trading Market, or (b) if the Common Stock is not then listed or quoted and traded on the Trading Market, then any Business Day.

“Trading Market” means The Nasdaq Stock Market (the “NASDAQ”) or, at any time the Common Stock is not listed for trading on the NASDAQ, any national securities exchange upon which the Common Stock is then primarily listed or quoted.

“Transaction Documents” means the Purchase Agreement, the Registration Rights Agreement, the Stockholder’s Agreement, this Certificate of Designations and any other documents or agreements executed or delivered in connection with the transactions contemplated under the Purchase Agreement and thereunder.

“Underlying Shares” means the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock.

3.  Dividends.

(a) Each Holder shall be entitled to receive, and the Corporation shall pay, cumulative dividends on the Series A Preferred Stock at the rate per share (as a percentage of the Stated Value per share) of 5.00% per annum, payable semi-annually in arrears commencing on December 31, 2006 and thereafter on each June 30 and December 31, except if such date is not a Trading Day, in which case such dividend shall be payable on the next succeeding Trading Day (each, a “Dividend Payment Date”). Dividends on the Series A Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date for the applicable Series A Preferred Stock, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall be payable by the Corporation solely by adding the amount of deferred dividends per share of Series A Preferred Stock to the Stated Value of that share; provided that after the fifth anniversary of the Closing Date, the Corporation may, at its option, pay dividends in cash. No dividend or other distribution (other than (y) a dividend or distribution payable solely in Common Stock or (z) a cash dividend or distribution with respect to which holders of shares of Series A Preferred Stock receive a pro rata portion of such dividend or distribution on an as-converted basis) shall be paid on or set apart for payment on Common Stock or any other Junior Securities unless all accrued and unpaid dividends on the Series A Preferred Stock (but not amounts previously added to Stated Value pursuant to this Section 3) have been paid in accordance with this Certificate of Designations.

(b) Immediately prior to the occurrence of any Acceleration Event prior to the fifth anniversary of the Original Issue Date, the Stated Value of each share of Series A Preferred Stock shall immediately and automatically be increased by an amount per share equal to all dividends that would otherwise be payable on a share of Series A Preferred Stock on each Dividend Payment Date on and after the occurrence of such Acceleration Event and prior to and including the fifth anniversary of such Original Issue Date (the “Acceleration Period”). The accelerated payment of dividends pursuant to this Section 3(b) shall be in lieu of, and not in addition to, the dividends that would otherwise be payable on each Dividend Payment Date during the Acceleration Period. For the purpose of clarity, and only in the event that the Corporation has not elected to require conversion under Section 7(b), each Holder shall be entitled to receive, and the Corporation shall pay, all dividends payable in accordance with Section 3(a) above on each Dividend Payment Date after the fifth anniversary of the Original Issue Date.

(c) All accrued but unpaid dividends shall be payable upon,

(i) a Liquidation Event in cash;

(ii) a Fundamental Transaction that the Holders elect to treat as a Liquidation Event pursuant to Section 6(c) in cash or in other securities or property as specified in Section 6(c); or;

(iii) conversion of the Series A Preferred Stock,

(1) during the Acceleration Period and prior to an Acceleration Event, in additional Underlying Shares as provided in Section 8(a); and

(2) otherwise, at the option of the Company, either (A) in cash or (B) in additional Underlying Shares as provided in Section 8(a).

For the purposes of this Section 3(c), accrued but unpaid dividends shall include any amounts added to Stated Value as a result of deferred dividends or accelerated dividends as provided in Section 3(a), provided, however, that to avoid double counting accrued but unpaid dividends shall not be counted both for the purposes of this Section 3(c) and in determining Stated Value.

4.  Registration of Issuance and Ownership of Series A Preferred Stock.  The Corporation shall register the issuance and ownership of shares of the Series A Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series A Preferred Stock Register”), in the name of the record Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series A Preferred Stock as the absolute owner thereof for the purpose of any conversion hereof or any distribution to such Holder, and for all other purposes, absent actual notice to the contrary.

5.  Registration of Transfers.  Subject to the terms of the Stockholder’s Agreement, the Corporation shall register the transfer of any shares of Series A Preferred Stock in the Series A Preferred Stock Register, upon surrender of certificates evidencing such Shares to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series A Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder.

6.  Liquidation.

(a) In the event of any Liquidation Event, the Holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Securities by reason of their ownership thereof, an amount per share in cash equal to the greater of (i) the Stated Value for each share of Series A Preferred Stock then held by them (as adjusted for any stock split, stock dividend, stock combination or other similar transactions with respect to the Series A Preferred Stock), plus all accrued but unpaid dividends (including, without duplication, dividends added to Stated Value as provided in Section 3 above) on such Series A Preferred Stock as of the date of such event, and (ii) the amount per share that would be payable to a holder of Series A Preferred Stock had all shares of Series A Preferred Stock been converted to Underlying Shares immediately prior to such Liquidation Event (and taking into account Section 3(b), if applicable) (the “Series A Stock Liquidation Preference”). If, upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such Holders of the full Series A Stock Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the Holders of the Series A Preferred Stock in proportion to the aggregate Series A Stock Liquidation Preference that would otherwise be payable to each of such Holders.

(b) In the event of a Liquidation Event, following completion of the distributions required by the first sentence of paragraph (a) of this Section 6, if assets or surplus funds remain in the Corporation, the holders of the Common Stock and other Junior Securities shall share in all remaining assets of the Corporation.

(c) The Corporation shall provide written notice of any Liquidation Event or Fundamental Transaction to each record Holder not less than 45 days prior to the payment date or effective date thereof; provided that such information shall be made known to the public prior to or in connection with such notice being provided to the Holders. At the request of any Holder, which must be delivered prior to the effective date of a Fundamental Transaction (or, if later, within five (5) Trading Days after such Holder receives notice of such Fundamental Transaction from the Corporation), such Fundamental Transaction will be treated as a Liquidation Event with respect to such Holder for the purposes of this Section 6; provided, however, that if the consideration to be paid to the holders of the Common Stock is not to be paid in cash, but rather in securities or other property, then at the option of the Corporation, the amount payable to the Holders pursuant to this Section 6(c) shall be either (i) in cash or (ii) in the same securities or other property as is to be paid to the holders of Common Stock so long as (a) such securities or other property consist exclusively of common equity interests quoted on the Nasdaq Stock Market or listed on the New York Stock Exchange, (b) the value of such common equity interests shall be determined as 98% of the closing price of such common equity interests on the Nasdaq Stock Market or the New York Stock Exchange, as the case may be, on the Trading Day immediately preceding the consummation of such Fundamental Transaction and (c) such common equity interests shall be freely transferable by the Holders, without legal or contractual restrictions. At the request of the original purchaser under the Purchase Agreement, prior to the issuance of any common equity interests referred to in the preceding sentence, counsel to the issuer of such common equity interests familiar with United States federal securities laws shall provide the Purchaser with a legal opinion to the effect that such common equity interests are transferable without legal restriction under United States federal securities laws.

(d) In the event that, immediately prior to the closing of a Liquidation Event the cash distributions required by subsection 6(a) have not been made, the Corporation shall forthwith either: (i) cause such closing to be postponed until such time as such cash distributions have been made, or (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice by the Corporation required under subsection 6(c).

7.  Conversion; Redemption

(a)  Conversion at Option of Holder.  At the option of any Holder, any shares of Series A Preferred Stock may be converted into Common Stock based on the Conversion Price then in effect for the Series A Preferred Stock; provided that if less than [ 20% ] of the number of shares of Preferred Stock outstanding on the date the Preferred Stock is first issued by the Corporation would remain outstanding after any such conversion, then all shares must be converted at that time. A Holder may convert shares of Series A Preferred Stock into Common Stock pursuant to this paragraph at any time and from time to time after the Original Issue Date, by delivering to the Corporation a conversion notice (the “Conversion Notice”), in the form attached hereto as Exhibit A, appropriately completed and duly signed, and the date any such Conversion Notice is delivered to the Corporation (as determined in accordance with the notice provisions hereof) is a “Conversion Date.”

(b)  Conversion at Option of Corporation.  At any time that (i) the average Closing Price for the 20 Trading Day period ending on the date of the Conversion Notice (as defined below) equal to or exceeds $14.40 per share or (ii) a Fundamental Transaction occurs that the Holders do not elect to treat as a Liquidation Event, the Corporation may elect to require the Holders to convert all shares of the Series A Preferred Stock into Common Stock based on the Conversion Price by delivering an irrevocable written notice of such election to the Holders (the “Conversion Notice”). The tenth (10th) Trading Day after the delivery of such notice will be the “Conversion Date” for such required conversion. Notwithstanding the foregoing, (x) in the event of a conversion at the option of the Corporation predicated on clause (i) of the first sentence of this Section 7(b), the Corporation may not require any conversion under this paragraph (and any notice thereof will be void), unless from the beginning of such ten Trading Day period through the Conversion Date, the Closing Price for each such Trading Day is equal to or exceeds $14.40 per share and (y) in the event of a conversion at the option of the Corporation predicated on clause (i) or (ii) of the first sentence of this Section 7(b), the Corporation may not require any conversion under this paragraph (and any notice thereof will be void), unless the Equity Conditions are satisfied (or waived in writing by the applicable Holder) on each Trading Day with respect to all of the Underlying Shares then issuable upon conversion in full of all outstanding Series A Preferred Stock.

(c)  Redemption.  On or after the fifth anniversary of the Closing Date, the Corporation may, at its option, redeem any of the Series A Preferred Stock owned by the Holders, for a cash purchase price equal to the Series A Stock Liquidation Preference; provided that if less than 20% of the number of shares of Preferred Stock outstanding on the date the Preferred Stock is first issued by the Corporation would remain outstanding after any such redemption, then all shares must be redeemed at that time.

8.  Mechanics of Conversion.

(a) The number of Underlying Shares issuable upon any conversion of shares of Series A Preferred Stock hereunder shall equal (A) the sum of (i) the Stated Value of such shares of Series A Preferred Stock to be converted plus (ii) the accrued and unpaid dividends on such shares of Series A Preferred Stock that have not been added to the Stated Value on the Conversion Date, divided by (B) the applicable Conversion Price on the Conversion Date.

(b) Upon conversion of any shares of Series A Preferred Stock, the Corporation shall promptly issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the Underlying Shares issuable upon such conversion, free of restrictive legends unless such Underlying Shares are still required to bear a restrictive legend; the Corporation shall use its commercially reasonable efforts to cause the transfer agent to issue such certificates on or before the sixth Trading Day after the Conversion Date. The Holder shall be deemed to have become holder of record of such Underlying Shares as of the Conversion Date. If the shares are then not required to bear a restrictive legend, the Corporation shall, upon request of the Holder, deliver Underlying Shares hereunder electronically through The Depository Trust Corporation (“DTC”) or another established clearing corporation performing similar functions, and shall credit the number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission System (“DWAC”).

(c) A Holder shall deliver the original certificate(s) evidencing the Series A Preferred Stock being converted in connection with the conversion of such Series A Preferred Stock. Upon surrender of a certificate following one or more partial conversions, the Corporation shall promptly deliver to the Holder a new certificate representing the remaining shares of Series A Preferred Stock.

(d) The Corporation’s obligations to issue and deliver Underlying Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by any Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by any Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to any Holder in connection with the issuance of such Underlying Shares.

9.  Voting Rights; Director Designation.

(a) Except as otherwise provided in this Section 9(a) or in Section 9(b) or as required by applicable law and subject to the Stockholder’s Agreement, the Holders of the Series A Preferred Stock shall be entitled to vote on all matters on which holders of Common Stock are entitled to vote. For such purposes, each Holder shall be entitled to a number of votes in respect of the shares of Series A Preferred Stock owned of record by it equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock are convertible by the Holders as of the record date for the determination of stockholders entitled to vote on such matter, or if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise provided in this Section 9(a) or in Section 9(b), in any relevant agreement or as required by applicable law, the holders of the Series A Preferred Stock and Common Stock shall vote together as a single class on all matters submitted to a vote or consent of stockholders; provided that so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the shares of Series A Preferred Stock then outstanding, voting together as a separate class,

(i) alter or change the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation (whether by amendment of this Certificate of Designations or the Company’s certificate of incorporation or other charter documents or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action) or avoid or seek to avoid the observance or performance of any or the terms to be observed or performed hereunder by the Corporation;

(ii) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation Event or Fundamental Transaction senior to or otherwise pari passu with the Series A Preferred Stock;

(iii) increase the authorized number of shares of Series A Preferred Stock;

(iv) pay or declare any dividend or make any distribution on any Junior Securities, except pro rata stock dividends on the Common Stock payable in additional shares of Common Stock; or

(v) enter into any agreement with respect to the foregoing.

The protective rights set forth in (i) through (v) inclusive will terminate and cease to apply on the first date on which there are outstanding less than 20% of the number of shares of Series A Preferred Stock outstanding on the date the Series A Preferred Stock is first issued by the Corporation.

(b) The Holders of the Series A Preferred Stock shall not be entitled nor have the right or power to vote in any election or removal, with or without cause, of directors of the Corporation elected or removed generally by the holders of the Common Stock (and any capital stock entitled to vote in the election or removal of directors with the holders of the Common Stock) but shall instead have the special voting rights set forth in this Section 9(b). Until such time as the original purchaser under the Purchase Agreement, together with its Affiliates, owns shares of Series A Preferred Stock that collectively represent less than (y) 20% of the Post-

Conversion Equity, the Series A Preferred Stock voting together as a separate class shall be entitled to elect two directors to the Corporation’s board of directors and (z)10% of the Post-Conversion Equity, the Series A Preferred Stock voting together as a separate class shall be entitled to elect one director to the Corporation’s board of directors. The original purchaser of the Series A Preferred Stock may remove any director elected pursuant to this Section 9(b) at any time and from time to time, without cause (subject to the Bylaws of the Corporation and any requirements of law), in its sole discretion. In the event a director elected by the Series A Preferred Stock is removed, the vacancy in the board of directors shall be filled by the original purchaser of Series A Preferred Stock, and such action shall be taken only by vote or written consent in lieu of a meeting of the holders of the Series A Preferred Stock or by any remaining director or directors elected by the holders of Series A Preferred Stock pursuant to this Section 9(b). On the date that the original purchaser under the Purchase Agreement, together with its Affiliates, owns shares of Series A Preferred Stock that collectively represent less than 10% of the Post-Conversion Equity, then (i) the term of office of all directors elected pursuant to the special voting rights set forth in this Section 9(b) shall be deemed to terminate automatically and (ii) the rights set forth in this section will terminate and cease to apply.

10.  Charges, Taxes and Expenses.  Issuance of certificates for shares of Series A Preferred Stock and for Underlying Shares issued on conversion of (or otherwise in respect of) the Series A Preferred Stock shall be made without charge to the Holders for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring the Series A Preferred Stock or receiving Underlying Shares in respect of the Series A Preferred Stock.

11.  Replacement Certificates.  If any certificate evidencing Series A Preferred Stock or Underlying Shares is mutilated, lost, stolen or destroyed, or a Holder fails to deliver such certificate as may otherwise be provided herein, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction (in such case) and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

12.  Reservation of Underlying Shares.  The Corporation covenants that it shall at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) all outstanding Series A Preferred Stock (taking into account the adjustments of Section 13), free from preemptive rights or any other contingent purchase rights of persons other than the Holder. The Corporation covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Corporation covenants that it shall use its best efforts to satisfy each of the Equity Conditions.

13.  Certain Adjustments.  The Conversion Price is subject to adjustment from time to time as set forth in this Section 13. Such adjustments shall be made as the Conversion Price for all shares of Series A Preferred Stock from and after the Original Issue Date.

(a)  Stock Dividends and Splits.  If the Corporation, at any time while Series A Preferred Stock is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the applicable Conversion Price for Series A Preferred Stock shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b)  Pro Rata Distributions.  If the Corporation, at any time while Series A Preferred Stock is outstanding, distributes or pays as a dividend to holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (including, without limitation, cash) (in each case, “Distributed Property”), then in each such case the Corporation shall simultaneously deliver to each Holder the Distributed Property that each such Holder would have been entitled to receive in respect the number of Underlying Shares then issuable pursuant to Section 7(a) above had the Holder been the record holder of such Underlying Shares immediately prior to the applicable record or payment date.

(c)  Fundamental Transactions.  If the Corporation, at any time while Series A Preferred Stock is outstanding, effects any Fundamental Transaction, then upon any subsequent conversion of Series A Preferred Stock, each Holder shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it could have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the applicable Conversion Prices for the Series A Preferred Stock shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall issue to the Holder a new series of preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that the Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(d)  Calculations.  All calculations under this Section 13 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(e)  Notice of Adjustments.  Upon the occurrence of each adjustment pursuant to this Section 13, the Corporation at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Corporation will promptly deliver a copy of each such certificate to each Holder and to the Corporation’s Transfer Agent.

(f)  Notice of Corporate Events.  If the Corporation (i) declares a dividend (other than a dividend pursuant to Section 3 above) or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Corporation or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Corporation, then the Corporation shall deliver to each Holder a notice describing the material terms and conditions of such transaction, at least 20 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction.

14.  Fractional Shares.  The Corporation shall not be required to issue or cause to be issued fractional Underlying Shares on conversion of Series A Preferred Stock.

15.  Notices.  Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 4:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 4:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, to One Riverway, Suite 1400, Houston, Texas 77056, facsimile: 713-292-2455, Attention: Corporate Secretary, or (ii) if to a Holder, to the address or facsimile number appearing on the Corporation’s stockholder records or such other address or facsimile number as such Holder may provide to the Corporation in accordance with this Section.

16.  Miscellaneous.

(a) The headings herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

(b) Any of the rights of the Holders of Series A Preferred Stock set forth herein, including any Equity Conditions or any other similar conditions for the Holders’ benefit, may be waived by the affirmative vote of Holders of at least a majority of the shares of Series A Preferred Stock then outstanding. No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designations shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

IN WITNESS WHEREOF, WCA Waste Corporation has caused this Certificate of Designations to be duly executed as of this [  ] day of June, 2006.

WCA WASTE CORPORATION

By:
Name:
Title:

EXHIBIT A

FORM OF CONVERSION NOTICE

(To be executed by the registered Holder
in order to convert shares of Series A Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below into shares of common stock, par value $0.01 per share (the “Common Stock”), of WCA Waste Corporation, a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below.

Date to Effect Conversion

Number of shares of Series A Preferred Stock owned prior to Conversion

Number of shares of Series A Preferred Stock to be Converted

Stated Value of shares of Series A Preferred Stock to be Converted

Number of shares of Common Stock to be Issued

Applicable Conversion Price

Number of shares of Series A Preferred Stock subsequent to Conversion

Name of Holder

By:
Name:
Title:

APPENDIX B

STOCKHOLDER’S AGREEMENT

This Stockholder’s Agreement, dated as of June   , 2006 (this “Agreement”), by and between WCA Waste Corporation, a Delaware corporation (the “Company”) and ARES CORPORATE OPPORTUNITY FUND II, L.P. (together with it the Related Transferees pursuant to Section 4.1(e) collectively and singly the “Stockholder”).

WHEREAS, on June   , 2006, the Company and the Stockholder entered into (i) a Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”) pursuant to which the Stockholder purchased an aggregate of 750,000 shares of Senior Convertible Preferred Stock, par value $.01 per share, of the Company (“Preferred Stock”), which is convertible into shares of Common Stock, and (ii) a Registration Rights Agreement (the “Registration Rights Agreement”) granting certain registration rights;

WHEREAS, in connection with the transactions contemplated by the Stock Purchase Agreement and the Registration Rights Agreement, the Stockholder has agreed to certain terms and conditions on its stock ownership as set forth herein.

NOW, THEREFORE, in consideration of the issuance of the Preferred Stock pursuant to the Stock Purchase Agreement and the other promises contained therein, and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS; REPRESENTATIONS AND WARRANTIES

Section 1.1  Definitions.  Unless otherwise specified all references to “days” shall be deemed to be references to calendar days. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” of a Person shall have the meaning set forth in Rule 12b-2 of the Exchange Act as in effect on the date of this Agreement, but shall not include (i) any investment fund in which a Person has invested if the Person (as the Affiliates alone or with others) does not otherwise control the investment fund or have, directly or indirectly, voting or dispositive power over any securities owned by such fund or (ii) any investor or limited partner of any Person who does not (alone or with others) otherwise have voting or dispositive power over securities owned by that Person and is not controlled by that Person. It is expressly intended that any Person who now or hereafter controls, directly or indirectly, the Stockholder (other than in its capacity as Exempt Affiliate) shall be subject to the restrictions of Section 2.1 and the provisions of Articles 3 and 4 as if it were the Stockholder, including (without limitation) any management company, advisory, and/or general partner of the Stockholder.

“Beneficial Ownership” by a Person of any Voting Securities shall be determined in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act as in effect on the date of this Agreement and, in addition, “beneficial ownership” shall include securities which such Person has the right to acquire (irrespective of whether such right is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise. For purposes of this Agreement, the Stockholder shall be deemed to beneficially own any Voting Securities Beneficially owned by its Affiliates or any Group of which the Stockholder or any such Affiliate is a member.

“Board of Directors” shall mean the Board of Directors of the Company.

“Certificate of Designations” shall mean the Certificate of Designations pursuant to which the Preferred Stock has been created, as amended in accordance with its terms.

“Commission” shall mean the Securities and Exchange Commission.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Group” shall mean a “group” as such term is used in Section 13(d)(3) of the Exchange Act (as in effect, and based on legal interpretations thereof existing, on the date hereof).

“Laws” shall mean all applicable foreign, federal, state and local laws, statutes, rules, regulations, codes and ordinances.

“Majority Vote” shall mean (i) the affirmative vote of a majority of the entire Board of Directors, including the affirmative vote of a majority of all of the Unaffiliated Directors, voting separately or (ii) as regards matters within the authority of any committee of the Board of Directors consisting entirely of Unaffiliated Directors, the affirmative vote of such committee (including for purposes of clauses (i) and (ii), an action by unanimous written consent).

“Person” shall mean any individual, Group, corporation, general or limited partnership, limited liability company, governmental entity, joint venture, estate, trust, association, organization or other entity of any kind or nature.

“Related Person” means, with respect to any Person, (i) any Affiliate of such Person, (ii) any investment manager, investment advisor or partner of such Person or an Affiliate of such Person or such investment manager, investment advisor or partner, (iii) any investment fund, investment account or investment entity whose investment manager, investment advisor or general partner is such Person or a Related Person of such Person, and (iv) to the extent not covered by the foregoing, as to the Stockholder, a partner, employee, director, officer, affiliate or associate (as defined in Rule 12b-2 under the Exchange Act) of the Stockholder or any affiliate of the Stockholder or as to which the Stockholder or its Affiliates own at least ten percent of the voting equity securities.

“Reorganization Transaction” means: (i) any merger, consolidation, recapitalization, liquidation or other business combination transaction involving the Company; (ii) any tender offer or exchange offer for any securities of the Company; or (iii) any sale or other disposition of assets of the Company or any of its Subsidiaries in a single transaction or in a series of related transactions in each of the foregoing cases constituting individually or in the aggregate 10% or more of the assets or Voting Securities (as applicable) of the Company.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shares” means the 750,000 shares of Preferred Stock to be issued to the Stockholder pursuant to the Stock Purchase Agreement and any shares of Common Stock issuable upon the conversion of such Preferred Stock.

“Standstill Period” shall mean the period beginning as of the first closing under the Purchase Agreement and ending on the Standstill Termination Date.

“Stockholder Designee” shall mean a person designated for election to the Board of Directors by the Stockholder in accordance with the Certificate of Designations and in accordance with Section 3.1.

“Total Voting Power” shall mean the total combined Voting Power, on a fully diluted basis, of all the Voting Securities then outstanding.

“Transfer” shall mean, whether or not capitalized and including such correlative terms as “Transferring” or “Transferred,” means with respect to the Voting Securities or any portion thereof, (i) a transaction by which the Stockholder or its Related Person sells, assigns, grants, gives, pledges, grants an option with respect to, encumbers, hypothecates, mortgages, exchanges, distributes, disposes or transfers to another Person, entity or group Voting Securities or any legal or beneficial, or direct or indirect, right or interest therein or with respect thereto (including, without limitation, proxy, voting right, participation, cash flow, derivative, option, or hedge), (ii) a Change in Control of the Stockholder or Related Person that, prior to the Change of Control Beneficially Owned Voting Securities or (iii) entry into an agreement or understanding with respect to the foregoing.

“Unaffiliated Directors” shall mean those Persons who are elected as directors of the Board of Directors (i) who are not the Stockholder Designees and or affiliated with the Stockholder or its Related Persons (including an officer or an employee, consultant or advisor (financial, legal or other) of the Stockholder or any Related Person of the Stockholder, or any person who shall have served in any such capacity within the three-year period immediately preceding the date such determination is made) and (ii) who do not otherwise have a personal or conflicting interest in the particular matter or proposal in question.

“Voting Power” shall mean, as of the date of determination, the voting power in the general election of directors of the Company, and shall be calculated for each Voting Security by reference to the maximum number of votes such Voting Security is or would be entitled to cast in the general election of directors, and, in the case of convertible (or exercisable or exchangeable) securities, by reference to the maximum number of votes such Voting Security would be entitled to cast in unconverted or converted (or exercised, unexercised, exchanged or unexchanged) status. For purposes of determining Voting Power under this Agreement, a Voting Security which is convertible into or exchangeable for a Voting Security shall be counted as having the greater of (i) the number of votes to which such Voting Security is entitled prior to conversion or exchange and (ii) the number of votes to which the Voting Security into which such Voting Security is convertible or exchangeable is entitled.

“Voting Securities” shall mean (i) any securities entitled, or which may be entitled, to vote generally in the election of directors of the Company (including, when issued, shares of Common Stock issued upon conversion of the Preferred Stock), (ii) any securities convertible or exercisable into or exchangeable for such securities (whether or not the right to convert, exercise or exchange is subject to the passage of time or contingencies or both), or (iii) any direct or indirect rights or options to acquire any such securities; provided that unexercised options granted pursuant to any employment benefit or similar plan and rights issued pursuant to any stockholder rights plan shall be deemed not to be “Voting Securities” (or to have Voting Power).

Section 1.2  Representations and Warranties of the Company and Stockholders.  The representations and warranties of the Company and Stockholders, respectively, with respect to this Agreement and the transactions contemplated hereby are set forth in the Stock Purchase Agreement.

ARTICLE 2

STANDSTILL

Section 2.1  Standstill.

(a) As of the date of this Agreement, neither the Stockholder nor its Related Persons Beneficially Own any Voting Securities except the Shares. Until the earliest to occur of (A) the seventh anniversary of the Stock Purchase Agreement, (B) 180 days after the date on which the Stockholder, its Affiliates and Related Persons collectively own Voting Securities representing less than 10% of the Total Voting Power (as long as on such date and at all times during such 180 day period, the Stockholder, its Affiliates and Related Persons collectively owned Voting Securities representing less than 10% of the Total Voting Power) (the “Standstill Termination Date”), unless otherwise specifically approved by a Majority Vote of the Board of Directors (after full disclosure by the Stockholder), the Stockholder will not, and will cause each of its Related Persons not to, directly or indirectly:

(i) acquire, offer to acquire, or agree to acquire, by purchase or otherwise, any Voting Securities or voting rights or direct or indirect rights or options to acquire any Voting Securities of the Company or any of its Affiliates other than (A) an acquisition as a result of a stock split, stock dividend or similar recapitalization, (B) the acquisition of shares of Common Stock upon the conversion of the Preferred Stock, (C) stock options or similar rights granted by the Company to an Affiliate of the Stockholder as compensation for performance as a director or officer of the Company or its subsidiaries (and any shares issuable upon exercise thereof), (D) transfers between Stockholder and Related Transferees as permitted under Section 4.1(f); or (E) any rights which are granted to all Stockholders of the Company (and any shares issuable upon exercise thereof); provided, however, that the Stockholder may purchase up to an aggregate of 1,000,000 shares of Common Stock from the Company upon approval by Majority Vote.

(ii) make or cause to be made any proposal for a Reorganization Transaction; provided that the foregoing shall not prevent a Transfer in accordance with Article 4;

(iii) take any action (including, without limitation, by forming, joining or in any way participating) that would result in being deemed part of a Group with respect to any securities of the Company or its Affiliates;

(iv) acquire any proxy with respect to any Voting Securities (other than the Shares) or make, or in any way cause or participate in, any “solicitation” of “proxies” to vote (as those terms are defined in Regulation 14A under the Exchange Act) with respect to the Company or its Affiliates, or communicate with, seek to advise, encourage or influence any Person, in any manner, with respect to the voting of, securities of the Company or its Affiliates, or become a “participant” in any “election contest” (as those terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company or its Affiliates; provided that the Stockholder will not be precluded by the foregoing provision from (y) making non-public communications with its Affiliates and Related Persons that would not require public disclosure by any Person and would not make the Stockholder a participant in an election contest as long as the Stockholder does not take any action that would be inconsistent with Section 3.1 and (z) soliciting proxies in support of the election of all of the Stockholder Designees, Management Directors and Unaffiliated Directors nominated by the Board of Directors in accordance with Section 3.1 hereof in circumstances in which a third party is soliciting parties for the election of nominees not nominated by the Board of Directors);

(v) take action that would have the effect of increasing the number of directors except as approved by a Majority Vote and except as to insure that a majority of the Board of Directors consist of Unaffiliated Directors; initiate, propose or, except with the prior approval of a Majority Vote, otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to the Company or its Affiliates or induce or attempt to induce any other Person to initiate any stockholder proposal; take any action that would have the effect of placing, or otherwise to seek election to or seek to place, any Person on the Board of Directors of the Company (or its Affiliates) that is an Affiliate or Related Person of, or otherwise is a representative of or is affiliated with, the Stockholders, its Affiliates, or Related Persons; or seek the removal of any member of the Board of Directors of the Company or its Affiliates; provided however, that the last two clauses of this paragraph (v) shall not preclude the Stockholder from designating the Stockholder Designees (and replacing such designees) in accordance with the Certificate of Designations and Section 3.1 of this Agreement;

(vi) in any manner agree, attempt, seek or propose to deposit any securities of the Company or its Affiliates in any voting trust or similar arrangement or subject any securities of the company or its Affiliates to any other voting or proxy agreement, arrangement or understanding;

(vii) offer, sell or otherwise Transfer any Voting Securities or rights to receive Voting Securities except for Transfers in accordance with Article 4;

(viii) disclose any intention, plan or arrangement, or make any public announcement, or induce any other Person to take any action, inconsistent with the foregoing;

(ix) enter into any negotiations, arrangements or understandings with any third party with respect to any of the foregoing;

(x) advise, assist or encourage or finance (or assist or arrange financing to or for) any other Person in connection with any of the foregoing;

(xi) otherwise act in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company or its Affiliates; provided, that the foregoing paragraph (xi) shall not prevent the Stockholder Designees from acting in their capacity as directors of the Company and shall not prevent the Stockholder from exercising its voting rights to the extent provided in the Certificate of Designations and provided in this Agreement; or

(xii) request a waiver of any of the provisions of any of paragraphs (i) through (xii) of this Section 2.1.

ARTICLE 3

BOARD REPRESENTATION, VOTING AND TRANSACTIONAL APPROVALS

Section 3.1  Board Matters.

(a) Pursuant to Section 9(b) of the Certificate of Designations creating the Preferred Stock, the Stockholder is entitled to elect up to two directors in certain circumstances (the “Stockholder Designees” whether one or more) and for the period specified therein (the “Stockholder Designee Period”). The Company agrees to take such actions as may be necessary or appropriate to permit such election to be made to the extent provided in the Certificate of Designations, subject to the provisions set forth in this Section 3.1. Otherwise, the Company shall have no obligation to take any action to cause a designee or representative of the Stockholder (or its Related Persons) to become a member of the Board of Directors. Upon termination of the Stockholder Designee Period, the terms of the Stockholder Designees will cease and the Stockholder shall cause the Stockholder Designees to offer to resign immediately from any committees thereof, whether as observer or otherwise, (which offer to resign may be accepted or declined in the sole and absolute discretion of the Board of Directors) and the Company’s obligations under this Section 3.1 shall terminate.

Notwithstanding the provisions of this Section 3.1(a) or Section 9(b) of the Certificate of Designation, the Stockholder agrees that

(i) the Stockholder will give the Company at least ten (10) days prior written notice of the identity its Stockholder Designees prior to the election thereof pursuant to Section 9(b) of the Certificate of Designations and provide the Company with such information concerning the background of such Stockholder Designees as the Nominating Committee may reasonably request;

(ii) subject to (iii) below, it will elect Antony P. Ressler as the Stockholder Designee (or one of the Stockholder Designees when the Stockholder is entitled to designate more than one Stockholder Designee) for as long as Mr. Ressler remains affiliated with the Ares Management, Inc. or its Related Persons;

(iii) it will not elect (and it agrees to withdraw the nomination of or cause the removal of) any Person to the Company’s Board of Directors that the Nominating Committee determines in good faith that the proposed Stockholder Designee does not meet the qualification requirements imposed with respect to other directors or determines (upon written opinion of its outside counsel) that a proposed Stockholder Designee would not be qualified under any applicable law, rule or regulation (including under any exchange or Nasdaq rules) to serve as a director of the Company or if the Company objects to a Stockholder Designee because such Stockholder Designee has been involved in any of the events enumerated in Item 2(d) or (e) of Schedule 13D or such Person is currently the target of an investigation by any governmental authority or agency relating to felonious criminal activity or is subject to any order, decree, or judgment of any court or agency prohibiting service as a director of any public company or providing investment or financial advisory services. In such an event, the Stockholder shall withdraw the designation of such proposed Stockholder Designee and designate a replacement therefor (which replacement Stockholder Designee shall also be subject to the requirements of this Section). The Company shall use its reasonable best efforts to notify the Stockholder of any objection to a Stockholder Designee sufficiently in advance of the date on which proxy materials are mailed by the Company in connection with such election of directors to enable the Stockholder to propose a replacement Stockholder Designee in accordance with the terms of this Agreement.

(iv) The Stockholder also agrees that none of its Stockholder Designees shall be a director, executive officer, or consultant to any solid waste company and that it shall cause each such Stockholder Designee to resign from or terminate any such affiliation prior to designation.

(b) The parties intend that the Company’s Common Stock continue to meet the qualification requirements applicable to Nasdaq National Market securities, or if the Company’s Voting Securities become listed on the New York Stock Exchange, the listing requirements of the New York Stock Exchange. The Board of Directors will be comprised according to such requirements.

(c) Subject to any requirements described in (b) above, the parties agree that the Unaffiliated Directors will have the exclusive power to nominate directors on behalf of the Board of Directors (other than with respect to Stockholder Designees appointed pursuant to the Certificate of Designations and in accordance with the provisions hereof). In such capacity, the Unaffiliated Directors may be referred to herein as the “Nominating Committee” regardless of whether a formal committee is formed.

(d) Each Stockholder Designee serving on the Board of Directors shall be entitled to all insurance, indemnification, compensation, stock incentives granted to directors who are not employees of the Company on the same terms provided to, and subject to the same limitations applicable to, such directors.

(e) The Company shall use its reasonable best efforts to ensure that

(i) one of the Stockholder Designees is appointed as an observer to each committee of the Board of Directors other than a special committee appointed to consider any matter involving the Stockholder or its Related Persons. The observer will not be a member of such committee or entitled to vote on any matter acted upon, but will be entitled to all notices of and to attend and participate in meetings thereof, subject to the power of the committee chair to conduct executive sessions of only the full members of the committee.

(ii) meetings of the Board of Directors are held at least four times each year.

Section 3.2  Voting.

(a) The Stockholder agrees that during the Standstill Period the Stockholder shall, and shall cause its Related Persons and any Person which is a member of any Group of which the Stockholder or any of its Related Persons is a member to, be present, in person or represented by proxy, at all meetings of stockholders of the Company so that all Voting Securities Beneficially Owned by the Stockholder and its Related Persons shall be counted for the purpose of determining the presence of a quorum at such meetings. The Stockholder agrees on behalf of itself and each of its Related Persons that during the Standstill Period:

(i) For so long as the Stockholder shall have the right to appoint at least one director under Section 9(b) of the Certificate of Designations in connection with the election of directors of the Company, to vote or cause to be voted all Voting Securities Beneficially Owned by them to elect those Persons nominated in accordance with the provisions of Section 3.1.

(ii) In connection with any proposal for a Reorganization Transaction, Stockholder shall vote or cause to be voted, or consent with respect to, all Voting Securities beneficially owned by the Stockholder in the manner recommended by a Majority Vote.

(iii) In connection with other proposals submitted to stockholders of the Company,

(A) if the proposal relates to an amendment of the Certificate of Designations, or if the proposal is otherwise not inconsistent with, and does not relate to matters covered by, the provisions in this Agreement (including Articles 2 and 3), the Stockholder shall be free to vote or cause to be voted, or consent with respect to, all Voting Securities beneficially owned by the Stockholder in its discretion; and

(B) in all other cases not covered by (i), (ii) or (iii)(A), Stockholder shall vote or cause to be voted, or consent with respect to, all Voting Securities beneficially owned by the Stockholder in the manner recommended by a Majority Vote.

Section 3.3  Management of the Business.

Following the Closing and except as provided in this Agreement, management of the Company will continue to have full authority to operate the day-to-day business affairs of the Company to the same extent as prior to the Closing. In this regard, the Chief Executive Officer of the Company shall continue to be in charge of all matters within his authority on the date hereof, subject, as required by Delaware law, to the requirement that the business and affairs of the Company shall be managed by or under the direction of the Board of Directors.

ARTICLE 4

TRANSFER RESTRICTIONS

Section 4.1  Restrictions on Transfers.  During the Standstill Period, Stockholder shall not, and shall cause its Related Persons not to, directly or indirectly (including, without limitation, through the disposition or transfer of control of another Person) Transfer any of the Voting Securities, except as provided in this Section 4.1. Without limiting the generality of the foregoing, any sale of securities held by Stockholder or any of its Related Persons which is currently (or following the passage of time, the occurrence of any event or the giving of notice), directly or indirectly, exchangeable or exercisable for, or convertible into, any Voting Securities shall constitute a Transfer of such Voting Securities. Transfers may be effected by Stockholder during the Standstill Period as follows:

(a) With respect to shares of Common Stock acquired upon conversion of the Preferred Stock, Transfers may be made at any time in compliance with the Registration Rights Agreement.

(b) With respect to shares of Common Stock acquired upon conversion of the Preferred Stock, Transfers may be made pursuant to sales effected in accordance with Rule 144 under the Securities Act (a “Rule 144 Sale”).

(c) Transfers of Common Stock upon conversion thereof, made two years after the date of this Agreement by the Stockholder to Persons who are not Related Persons of the Stockholder or any Affiliates of the Company that, in any 12 month period, do not, in the aggregate, exceed 7.5% of the outstanding Voting Securities; provided that no such Transfers may be made to any Person (including such Person’s Affiliates and any Person or entities which are part of any Group which includes such transferee or any of its Affiliates) that, after giving effect to such Transfer, would Beneficially Own Voting Securities representing more than 7.5% of the Total Voting Power.

(d) Transfers of Common Stock or Preferred Stock may be made pursuant to a Reorganization Transaction (on the same terms as are available to the holders of Common Stock and subject to the terms of the Certificate of Designations) which is recommended to the Stockholders of the Company by a Majority Vote that includes the affirmative approval of at least a majority of the Unaffiliated Directors.

(e) Except as provided in subsection (d) above, no Transfers of the Preferred Stock may be made, except that Transfers of the Preferred Stock or Common Stock acquired upon conversion thereof may be made by Stockholder to any Related Person of the Stockholder that executes an instrument in form and substance satisfactory to the Company in which it makes the representations and warranties set forth in the Purchase Agreement as of the date of the execution of such instrument and agrees to be bound by the terms of this Agreement as if an original signatory to this Agreement (such transferee, a “Related Transferee”), in which case each of the Stockholder and each such Related Transferee shall thereafter be a “Stockholder” and collectively the “Stockholders” for all purposes of this Agreement.

ARTICLE 5

MISCELLANEOUS

Section 5.1  Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, fax or air courier guaranteeing delivery:

If to the Company:	WCA WASTE CORPORATION 1 Riverway, Suite 1400 Houston, TX 77056 Attn: Tom J. Fatjo, III Phone: (713) 292-2400 Fax: (713) 292-2455

With a copy to:	ANDREWS KURTH LLP 600 Travis Suite 4200 Houston, Texas 77002 Attn: Jeff C. Dodd, Esq. and John Clutterbuck, Esq. Phone: (713) 220-4200 Fax: (713) 220-4285

or to such other person or address as the Company shall furnish to Stockholder in writing;

If to the Stockholder:	Ares Corporate Opportunities Fund II, L.P. C/O Ares Management, Inc. 1999 Avenue of the Stars Suite 1900 Los Angeles, California 90067 Attn: Jeff Serota Phone: (310) 201.4100 Fax: (310) 201.4157

With a copy to:	Cahill Gordon & Reindel llp 80 Pine Street New York, NY 10005 Attn: Jonathan Schaffzin, Esq. and Gary A. Brooks, Esq. Phone: (212) 701-3380/3186 Fax: (212) 269-5420

or to such other person or address as Stockholder shall furnish to the Company in writing. If there shall be more than one Stockholder in accordance with this Agreement, then the notice to the Stockholder named above shall be deemed notice to such Stockholder itself and to such Stockholder as Representative.

All such notices, requests, demands and other communications shall be deemed to have been duly given: at the time of delivery by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed domestically in the United States (and seven (7) Business Days if mailed internationally); when answered back, if telexed; when receipt acknowledged, if telecopied; and on the Business Day for which delivery is guaranteed, if timely delivered to an air courier guaranteeing such delivery.

Section 5.2  Legends.

(a) If requested in writing by the Company, a Stockholder shall present or cause to be presented promptly all certificates representing Voting Securities beneficially owned by such Stockholder or any of its Affiliates, for the placement thereon of a legend substantially to the following effect, which legend will remain thereon so long as such legend is required under applicable securities laws:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. SUCH SHARES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH A REGISTRATION THEREUNDER OTHER THAN PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS AND DELIVERY TO WCA WASTE CORPORATION OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THOSE LAWS.”

(b) Each Stockholder shall present or cause to be presented promptly all certificates representing Voting Securities beneficially owned by such Stockholder or any of its Affiliates, for the placement thereon of a legend substantially to the following effect, which legend will remain thereon during the Standstill Period as long as such Voting Securities are beneficially owned by any Stockholder or an Affiliate of any Stockholder:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS AGREEMENT, DATED AS OF          , BETWEEN WCA WASTE CORPORATION AND CERTAIN STOCKHOLDERS OF WCA WASTE CORPORATION NAMED THEREIN AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE THEREWITH. A COPY OF SAID AGREEMENT IS ON FILE AT THE OFFICE OF THE CORPORATE SECRETARY OF WCA WASTE CORPORATION.”

(c) The Company may enter a stop transfer order with the transfer agent or agents of Voting Securities against any Disposition not in compliance with the provisions of this Agreement.

Section 5.3  Enforcement.  Stockholders, on the one hand, and the Company, on the other hand, acknowledge and agree that irreparable injury to the other party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that, in addition to any other remedies which may be available at law or in equity, each party hereto (the “Moving Party”) shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms of this Agreement, and the other parties hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The parties further agree that no bond shall be required as a condition to the granting of any such relief.

Section 5.4  Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties with respect to the transactions contemplated hereby. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns; provided, however, that any amendment or waiver by the Company shall be made only with the prior approval of a majority of the directors of the Company other than Stockholder Designees.

Section 5.5  Severability.  Whenever possible, each provision or portion of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, rule or regulation in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision shall have been replaced with a provision which shall, to the maximum extent permissible under such applicable law, rule or regulation, give effect to the intention of the parties as expressed in such invalid, illegal or unenforceable provision.

Section 5.6  Headings.  Descriptive headings contained in the Agreement are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

Section 5.7  Counterparts.  For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties, and each such executed counterpart will be an original instrument.

Section 5.8  No Waiver.  Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 5.9  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Company and Stockholders, and to their respective successors and assigns other than, in the case of Stockholders, transferees that are not Related Transferees, including any successors to the Company or Stockholders or their businesses or assets as the result of any merger, consolidation, reorganization, transfer of assets or otherwise, and any subsequent successor thereto, without the execution or filing of any instrument or the performance of any act; provided that no party may assign this Agreement without the other party’s prior written consent, except by the Stockholders to a Stockholder or a Related Transferee as expressly provided in this Agreement (and that nothing herein restricts the transfer of any of the rights of Stockholders under the Registration Rights Agreement in accordance the terms of the Registration Rights Agreement).

Section 5.10  Governing Law.  This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

Section 5.11  Further Assurances.  From time to time on and after the date of this Agreement, the Company and Stockholders, as the case may be, shall deliver or cause to be delivered to the other party hereto such further documents and instruments and shall do and cause to be done such further acts as the other parties hereto shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure that it is protected in acting hereunder.

Section 5.12  Consent to Jurisdiction and Service of Process.  Any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement, and any action for enforcement of any judgment in respect thereof shall be brought exclusively in the state or federal courts located in the State of Delaware, and, by execution and delivery of this Agreement, the Company and Stockholders each irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or Stockholders at their respective addresses referred to in this Agreement. The Company and Stockholders each hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing in this Agreement shall affect the right of any party hereto to serve process in any other manner permitted by law.

Section 5.13  Stockholder Action.  If and when there is more than one Stockholder in accordance with the provisions of this Agreement, the Company shall be entitled to rely upon any written notice, designation, or instruction signed by Ares Corporate Opportunity Fund II, L.P. (the “Representative”) as a notice, designation or instruction of all Stockholders and the Company shall not be liable to any Stockholder if the Company acts in accordance with and relies upon such writing. Each of the Stockholders acknowledges that the Representative has full power and authority to act on their behalf.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first referred to above.

WCA WASTE CORPORATION

By:

Name: _ _

Title: _ _

ARES CORPORATE OPPORTUNITIES FUND II, L.P.

ACOF MANAGEMENT II, L.P.,
Its General Partner

By:	ACOF OPERATING MANAGER II, L.P.,
Its General Partner

By:	ARES MANAGEMENT, INC.,
Its General Partner

By:

Name: _ _

Title: _ _

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼

PROXY

WCA WASTE CORPORATION

This Proxy is solicited on behalf of the Board of Directors

The undersigned stockholder appoints Tom J. Fatjo, III and J. Edward Menger, and each of them, as true and lawful agents and proxies, each with full power of substitution and resubstitution, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of WCA Waste Corporation held of record by the undersigned at the close of business on June 26, 2006 at the Special Meeting of Stockholders of WCA Waste Corporation to be held on July 14, 2006 or at any adjournment thereof on all matters properly coming before the meeting as set forth in the related Notice of Special Meeting of Stockholders and Proxy Statement, both of which have been received by the undersigned.

Your vote is important. Please sign, date and return this proxy promptly whether or not you expect to attend the meeting.

(Continued, and to be marked, dated and signed, on the reverse side)

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE FOLLOWING PROPOSAL. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS PROXY.
Please mark your votes in blue or black ink like this	☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐
Please be sure to sign and date this proxy in the spaces provided below.

		FOR	AGAINST	ABSTAIN
1.	PROPOSAL TO APPROVE THE ISSUANCE OF 750,000 SHARES OF THE CORPORATION’S PREFERRED STOCK PURSUANT TO THE PREFERRED STOCK PURCHASE AGREEMENT BY AND BETWEEN THE CORPORATION AND ARES DATED JUNE 12, 2006.	☐	☐	☐

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	, 2006.

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other duly authorized officer. If a partnership, please sign in partnership name by duly authorized person.